Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

PROPEL ACQUISITION LLC

(“ENCORE”)

AND

MCCOMBS FAMILY PARTNERS, LTD.,

JHBC HOLDINGS, LLC

AND

TEXAS TAX LOANS, LLC

(COLLECTIVELY, THE “SELLERS”)

MAY 8, 2012

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 8, 2012, by and among Propel Acquisition LLC, a Delaware limited liability company (“Encore”), and McCombs Family Partners, Ltd., a Texas limited partnership (“McCombs”), JHBC Holdings, LLC, a Texas limited liability company (“JHBC”), and Texas Tax Loans, LLC, a Texas limited liability company doing business as Rio Tax Loans (“TTL”). McCombs, JHBC and TTL are sometimes referred to herein individually as a “Seller” and collectively as the “Sellers.” Encore and the Sellers are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

McCombs and JHBC are the owners, beneficially and of record, of all of the existing and outstanding limited liability company interests of each of Propel Financial Services, LLC, a Texas limited liability company (“Propel”), and BNC Retax, LLC, a Texas limited liability company (“BNC”), as set forth in Section 3.7. TTL and Propel are the owners, beneficially and of record, of all of the existing and outstanding limited liability company interests of RioProp Ventures, LLC, a Texas limited liability company (“RPV”), and RioProp Holdings, LLC, a Texas limited liability company (“RPH”), as set forth in Section 3.7. Propel, BNC, RPV, and RPH are sometimes referred to herein individually as an “Acquired Company” and collectively as the “Acquired Companies.” The limited liability company interests of the Acquired Companies that are held, beneficially or of record, by the Sellers are referred to herein as the “Purchased Securities.”

The Acquired Companies are engaged in the business of (a) originating, purchasing, holding and/or servicing personal and commercial receivables that are secured by tax liens on real property, (b) purchasing, holding and/or servicing tax liens on real property and (c) providing related services, all in the States of Texas, Georgia, Ohio and Arizona (collectively, the “Business”).

Encore desires to purchase, and the Sellers desire to sell, all of the Purchased Securities upon the terms and subject to the conditions set forth in this Agreement.

The Parties desire to make certain representations, warranties, covenants and agreements to one another in connection with the purchase and sale of the Purchased Securities contemplated in this Agreement (the “Purchase Transaction”) and to prescribe certain conditions to the respective obligations of the Parties to consummate the Purchase Transaction and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements hereinafter set forth, and for other consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

“Affiliate” means, with respect to any particular Person or entity, any Person controlling, controlled by or under common control with such Person or entity.

“Arizona Lien Price” means the aggregate purchase price paid by the Acquired Companies for the Arizona Tax Liens, if any, that are owned by one or more of the Acquired Companies at the Effective Time.

“Arizona Tax Lien” means a tax lien secured by real property in the State of Arizona that is owned by one or more of the Acquired Companies.

“Audited Receivables Balance” means the aggregate outstanding principal amount and accrued interest of the Receivables set forth on the audited balance sheets of the Acquired Companies as of December 31, 2011 (net of deferred revenue and the reserve for uncollectible debt, if any, with respect thereto set forth in such balance sheet). The Parties agree that deferred prepaid interest from customers will be included as part of deferred revenue (even if it is not so included in the audited balance sheets of the Acquired Companies).

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably be expected to form the basis for any specified consequence.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of California or the State of Texas.

“Business Permit” means each permit, license, certificate, accreditation or other authorization of foreign, federal, state and local government authorities required for the conduct of the Business, including those required by the Texas Office of Consumer Credit Commissioner.

“Cash” means cash and cash equivalents (including amounts held in depositary accounts with financial institutions, certificates of deposit, treasury bills and treasury notes).

“Closing Receivables Balance” means the aggregate outstanding principal amount and accrued interest of the Receivables as of the Closing Date (net of deferred revenue and a reserve for uncollectible debt with respect thereto calculated in the same manner as such reserve, if any, was calculated for purposes of the audited balance sheets of the Acquired Companies as of December 31, 2011). The Parties agree that deferred prepaid interest from customers will be included as part of deferred revenue (even if it is not so included in the audited balance sheets of the Acquired Companies).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Contract” means any Contract to which any Acquired Company is a party or by which any Acquired Company is bound or to which any Properties or Assets are subject.

“Company Transaction Expenses” means all Liabilities of the Acquired Companies, as of the Effective Time, for (i) all costs and expenses incurred by or on behalf of the Acquired Companies or the Sellers in connection with the preparation, execution and performance of this Agreement and the other agreements contemplated hereby and the Purchase Transaction and the other transactions contemplated hereby, including all brokerage/investment banking fees and expenses and all fees and expenses of legal, accounting and other professional advisors and representatives and (ii) all payments or other distributions required to be made to any directors, managers, officers, employees or agents of an Acquired Company as a result of the Purchase Transaction or the other transactions contemplated by this Agreement, including all severance payments, termination payments or other amounts payable under the terms of any Contract.

“Contract” means any contract, agreement, indenture, evidence of Indebtedness, note, bond, loan, instrument, lease, sublease, mortgage, license, sublicense, franchise, obligation, commitment or other arrangement, agreement or understanding, whether express or implied and whether written, oral or otherwise.

“Employee Benefit Plans” means: (i) “employee benefit plans,” as such term is defined in Section 3(3) of ERISA, whether or not funded and whether or not terminated, (ii) personnel policies and (iii) fringe or other benefit or compensation plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded and whether or not terminated, including stock bonus or other equity compensation, deferred compensation, pension, severance, retention, change of control, bonus, vacation, travel, incentive, and health, disability and welfare plans, policies, programs or arrangements.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Indebtedness” means, without duplication, (i) all indebtedness of one or more Acquired Companies for borrowed money, together with all prepayment premiums, penalties and accrued interest thereon and other costs, fees and expenses payable in connection therewith (including indebtedness evidenced by or incurred pursuant to promissory notes, term loans, revolving credit facilities and senior subordinated notes), (ii) all Liabilities of one or more Acquired Companies for any earnout, contingent payment, deferred payment or other amount payable in respect of an Acquired Company’s acquisition of the assets, loans, securities or business of another Person prior to the Closing Date (including the ReTax Funding Obligation), (iii) all Liabilities of one or more Acquired Companies for accrued but unpaid dividends or other amounts payable to one or more Sellers (or their Affiliates), (iv) all indebtedness of one or more Acquired Companies under derivatives, swap or exchange agreements, together with all prepayment premiums, penalties and accrued interest thereon, and in each such case all breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect to any of the foregoing, (v) all indebtedness of one or more Acquired Companies created or arising under any conditional sale or other title retention agreement with respect to property acquired by any Acquired Company (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all indebtedness of any Person (whether or not an Acquired Company) secured by any Security Interest on any Properties or Assets (even if an Acquired Company has not assumed or become liable for the payment of such indebtedness), (vii) all obligations under leases that have been or must be, in accordance with GAAP, recorded as capital leases in respect of which one or more Acquired Companies is liable as lessee, (viii) all Liabilities of one or more Acquired Companies under securitization or receivables factoring arrangements or transactions, (ix) all Company Transaction Expenses, (x) all Taxes payable by an Acquired Company as of the Closing and (xi) all Liabilities of any third party of the types described above that are guaranteed, directly or indirectly, by one or more Acquired Companies.

“Intellectual Property” means all (i) patents, patent applications, patent disclosures, and improvements thereto, (ii) trademarks, service marks, trade dress, logos, trade names, company names and registrations, and applications for registration thereof, (iii) internet domain names (including www.propelfinancialservices.com) and internet websites and webpages (including those displayed on third party websites), including all data, content, graphics design, website layout, website architecture, software, code and other intellectual property relating thereto, (iv) copyrights and registrations and applications for registration thereof, (v) mask works and registrations and applications for registration thereof, (vi) computer software (including the object code and/or source code therefor), data and documentation, (vii) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, software products in development, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information) and (viii) copies and tangible embodiments thereof (in whatever form or medium).

“IRS” means the Internal Revenue Service.

“Knowledge of the Sellers” means the knowledge of any Seller or of any of John P. “Jack” Nelson, Fernando G. Peralta, Steve Johnson, Sam Feldman, James W. Wingate or Steven L. Cummings, after due inquiry of the employees of the Acquired Companies who are responsible for the matter in question and diligent investigation of any item disclosed by such person(s).

“Law” means any foreign, federal, state, local or other law or governmental requirement of any kind, and the rules, regulations, permits, licenses and Orders promulgated thereunder, or any notice or demand letter issued, entered, promulgated or approved thereunder applicable to the Acquired Companies or the operation of the Business.

“Liability” means any liability (whether known or unknown, whether absolute or contingent, whether direct or indirect, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Loss” means any damage, obligation, payment, cost, expense, injury, judgment, settlement, penalty, fine, interest, Tax or other loss (whether known or unknown, whether absolute or contingent, whether direct or indirect, whether liquidated or unliquidated, and whether due or to become due), including the cost and expense of defending and prosecuting any and all Proceedings and complying with any and all Orders relating thereto, expenses of preparation and investigation thereof and reasonable attorneys’, experts’, consultants’ and accountants’ fees in connection therewith.

“LTV Ratio” means with respect to any Subject Property as of the date of determination, the fraction, expressed as a percentage, the numerator of which is the sum of all Receivables (including principal, interest, fees and all other amounts owing thereunder) related to such Subject Property and the denominator of which is the tax assessed value of the Subject Property as of the date of the most recently originated Receivable related to the Subject Property; provided that where a Receivable is secured by more than one Subject Property, the denominator shall be the aggregate tax assessed value of all of the Subject Properties securing such Receivable as of the date of the most recently originated Receivable related to any of such Subject Properties.

“Material Adverse Change” means any change, event or occurrence that individually or in the aggregate (taking into account all other such changes, events or occurrences) has had, or would be reasonably likely to have, a material adverse effect upon the assets, business, operations, financial condition or prospects of the Business or the Acquired Companies, taken as a whole, other than any such change, event or occurrence resulting from (i) changes in general economic conditions or the securities, credit or financial markets in general, in each case, generally affecting the industries in which the Business is conducted, (ii) changes affecting the industries in which the Business is conducted, (iii) any acts of terrorism or war (other than any of the foregoing that causes any damage or destruction to or renders unusable any facility or property of any Acquired Company) or (iv) changes in generally accepted accounting principles or the interpretation thereof, except, in the case of foregoing clause (i) or clause (ii), to the extent such changes or developments referred to therein would reasonably be expected to have a disproportionate impact on the Business or the Acquired Companies, taken as a whole.

“Net Debt” means an amount equal to (i) the aggregate amount of Indebtedness (without duplication of the amount of any item of Indebtedness taken into account in the calculation of Net Non-Cash Working Capital), minus (ii) the aggregate amount of Cash held by the Acquired Companies, in each case calculated as of the Effective Time in accordance with GAAP, applied consistently with the Acquired Companies’ past accounting practices with respect to the Business (other than the minimum amount of cash required to maintained in the Acquired Companies’ depositary accounts pursuant to Section 6.5).

“Net Non-Cash Working Capital” means an amount equal to the aggregate value of the current assets of the Acquired Companies (other than Cash, inter-Acquired Company receivables and accrued interest on the Receivables) minus the aggregate value of the current liabilities of the Acquired Companies (other than inter-Acquired Company payables and any current liabilities included in the

Specified Indebtedness), in each case calculated as of the Effective Time in accordance with GAAP, applied consistently with the Acquired Companies’ past accounting practices with respect to the Business. Schedule II sets forth the accounts to be included in the calculation of Net Non-Cash Working Capital (and in the event of any conflict between Schedule II and the provisions of this Agreement, the provisions of this Agreement shall control). All calculations of Net Non-Cash Working Capital contemplated by Section 2.2 shall be made consistent with Schedule II. The Parties agree that the working capital accounts used in the determination of net Non-Cash Working Capital will be subject to the same type of audit adjustments which are customarily performed in conjunction with the annual audit of the Acquired Companies. For purposes of calculating “Net Non-Cash Working Capital,” the current liabilities of the Acquired Companies will include (i) the aggregate dollar amount that would be payable to employees of the Acquired Companies in respect of their accrued paid time-off if such employees were terminated by the Acquired Companies effective as of the Effective Time and (ii) the amount of contributions made between January 1, 2012 and the Effective Time by employees of the Acquired Companies pursuant to the Acquired Companies’ Christmas Savings Plan.

“Order” means (i) any order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction or other determination of any foreign, federal, state, local or other court, regulatory agency, department or commission or other governmental body of any kind having competent jurisdiction to render such, (ii) any settlement agreement entered into in connection with the settlement, dismissal or other resolution of any Proceeding and (iii) any arbitration award entered by an arbitrator having competent jurisdiction to render such.

“Ordinary Course of Business” means the ordinary course of business of the Business, consistent with its past custom and practice since January 1, 2011 (including with respect to quantity and frequency), but excluding any action or omission that constitutes (or, with the passage of time, the giving of notice by any Person or the happening of any other event, would constitute) a breach of any Contract or warranty, a tort, an infringement of any right of any other Person, or a violation of Law.

“Percentage Interest” means, with respect to each Seller, the percentage set forth in Table 2 on Schedule I adjacent to such Seller’s name in the column titled “Percentage Interest.”

“Permitted Security Interests” means (i) Security Interests for current real or personal property Taxes that are not yet due and payable, (ii) workers’, carriers’ and mechanics’ or other similar Security Interests incurred in the Ordinary Course of Business, none of which relate to any disputed matter, liability or obligation, and (iii) Security Interests that are immaterial in character, amount and extent and that do not materially detract from the value or materially interfere with the current or currently proposed use of the properties they affect.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity.

“Proceeding” means any charge, complaint, action, suit, litigation, proceeding, hearing, investigation, assessment, claim or demand, or any notice of any of the foregoing, of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or before any arbitrator. “Proceeding” shall not include any charge, complaint, action, suit, litigation, proceeding, hearing, investigation, assessment, claim or demand, or any notice of any of the foregoing, (i) against Obligors which also name an Acquired Company solely due to its tax lien against or interest in Subject Property or (ii) filed by an Acquired Company in the Ordinary Course of Business to foreclose on Subject Property upon an Obligor’s default pursuant the Loan Agreements or Security Documents or to assert a claim against an Obligor in a bankruptcy proceeding.

“Properties or Assets” means the Acquired Companies’ properties or assets used for operations and shall not include the Subject Property or any REO Property.

“Receivables” means the property tax notes receivable held by the Acquired Companies that are secured by tax liens in favor of the Acquired Companies on real property. For the avoidance of doubt, “Receivables” does not include any Arizona Tax Lien.

“Related Party” means (i) any Seller, (ii) any Affiliate of any Seller (other than an Acquired Company), (iii) any director, manager, officer or employee of an Acquired Company, of any Seller or of any Affiliate of any Seller and (iv) any family member of any of the foregoing who is a natural person.

“REO Property” means “real estate owned” real property acquired by an Acquired Company in connection with foreclosure or similar Proceedings with respect to a tax lien held by an Acquired Company in the Ordinary Course of Business.

“ReTax Funding” means ReTax Funding, LP, a Texas limited partnership.

“ReTax Funding Obligation” means the payment obligation of BNC to ReTax Funding pursuant to Section 2.5(d) of that certain Asset Purchase Agreement, dated September 23, 2009, between BNC and ReTax Funding, arising from the consummation of the Purchase Transaction.

“Security Interest” means any mortgage, pledge, conditional sales contract, security agreement, security interest, encumbrance, charge or other lien.

“Specified Indebtedness” means the ReTax Funding Obligation and any other Indebtedness described on Schedule III.

“Target Net Non-Cash Working Capital” means negative $600,000 (i.e., $600,000 less than $0.00).

“Tax” or “Taxes” means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes or other tax of any kind whatsoever, whether disputed or not, together with all interest, penalties and additions imposed with respect thereto; (ii) any liability for the payment of any item described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Law; (iii) any liability for the payment of any item described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such item; or (iv) any successor liability for the payment of any item described in clause (i), (ii) or (iii) of any other Person, including by reason of being a party to any merger, consolidation, conversion or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement (including IRS Forms 1098 and 1099 relating to the Receivables and all other Forms 1099 and Forms W-2) relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the governmental authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such governmental authority or subdivision, including the IRS.

“Treasury Regulations” means the income Tax regulations, including temporary regulations, promulgated under the Code, as those regulations may be amended from time to time. Any reference herein to a specific section of the Treasury Regulations shall include any corresponding provisions of succeeding, similar, substitute, proposed or final Treasury Regulation.

“Unaudited Receivables Balance” means $120,769,815.

Index of Terms Defined in Other Sections

Term	Section Reference
Acquired Company / Acquired Companies	Recitals
Agreement	Preamble
Annual Financial Statements	3.8(a)(i)
BNC	Recitals
BNC Units	3.7(b)
Business	Recitals
Claim Certificate	7.7(a)
Claimant	7.7(a)
Closing	2.6(a)
Closing Date	2.6(a)
Company Employee Benefit Plans	3.15(a)
Confidential Information	6.2(a)
Contractor Agreement	2.6(b)(xii)
Contractor Confidentiality Agreement	2.6(b)(xii)
Current Financial Statements	3.8(a)(iii)
Databases	3.13(e)
Debt Repayment	2.3(b)
Disclosure Schedule	Article 3
Effective Time	2.6(a)
Employee Confidentiality Agreement	2.6(b)(xi)
Encore	Preamble
Encore Indemnitees	7.3
Escrow Agent	2.3(a)
Escrow Agreement	2.3(a)
Estimated Closing Purchase Price	2.3(c)
Estimated Purchase Price	2.4(a)
Estimated Statement	2.4(a)
Financial Statements	3.8(a)
Holdback	2.3(a)
Indemnified Party	7.5(a)
Indemnifying Party	7.5(a)
Independent Accounting Firm	2.4(d)(i)
Investment Letter	2.6(b)(viii)
JHBC	Preamble
Latest Balance Sheet	3.8(a)
Latest Balance Sheet Date	3.8(a)(iii)
Lease Amendment	2.6(b)(xvi)
Leased Real Property	3.11(b)

Loan Agreements	3.12(d)
Loan Documents	3.12(d)
McCombs	Preamble
Obligor	3.12(a)
Owned Personal Property	3.11(c)
Partnership	3.18(o)
Party / Parties	Preamble
Personally Identifiable Information	3.13(e)
Post-Closing Tax Period	8.2(a)
Pre-Closing Tax Period	8.2(a)
Propel	Recitals
Propel Units	3.7(a)
Purchase Price	2.2
Purchase Transaction	Recitals
Purchased Securities	Recitals
Real Property Leases	3.10(b)(ii)
Reconciled Purchase Price	2.4(b)
Reconciliation Statement	2.4(b)
Released Parties	6.3
Respondent	7.7(a)
RPH	Recitals
RPH Interests	3.7(d)
RPV	Recitals
RPV Interests	3.7(c)
Securities Act	5.7
Security Documents	3.12(e)
Seller / Sellers	Preamble
Seller Indemnitees	7.4
Seller Non-Competition Agreement	2.6(b)(x)
Seller Representative	9.1
Severance Letter	2.6(b)(xi)
Statement	8.2(a)
Straddle Period	8.2(a)
Subject Property	3.12(a)
Subject Receivables	3.12(b)
Tail Policy	7.9
Threshold Amount	7.6(a)(i)
Transition Services Agreement	2.6(b)(xiii)
TTL	Preamble

ARTICLE 2

PURCHASE AND SALE OF THE PURCHASED SECURITIES

2.1 Purchase and Sale of Purchased Securities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers will sell, transfer and deliver to Encore, and Encore will purchase, accept and receive from the Sellers, the Purchased Securities. Encore may acquire some or all of the Purchased Securities through one or more wholly owned subsidiary corporations or limited liability companies.

2.2 Purchase Price. The aggregate purchase price for all of the Purchased Securities (the “Purchase Price”) shall be an amount equal to:

(a)	$172,500,000;

minus (b)	the amount of Net Debt;

plus (c)	the amount, if any, by which the Audited Receivables Balance exceeds the Unaudited Receivables Balance;

minus (d)	the amount, if any, by which the Audited Receivables Balance is less than the Unaudited Receivables Balance;

plus (e)	the amount, if any, by which the Net Non-Cash Working Capital exceeds the Target Net Non-Cash Working Capital;

minus (f)	the amount, if any, by which the Net Non-Cash Working Capital is less than the Target Net Non-Cash Working Capital;

plus (g)	the amount, if any, by which the Closing Receivables Balance exceeds the Audited Receivables Balance;

minus (h)	the amount, if any, by which the Closing Receivables Balance is less than the Audited Receivables Balance; and

plus (i)

the amount, if any, of the Arizona Lien Price.   For the avoidance of doubt and to avoid double counting, the Arizona Lien Price is not included in the Unaudited Receivables Balance, the Audited Receivables Balance or the Closing Receivables Balance.

2.3 Payments of Purchase Price at Closing.

(a) Holdback. At the Closing, Encore, the Seller Representative and Bank of America, N.A., as escrow agent (the “Escrow Agent”), shall execute and deliver an Escrow Agreement, in the form attached hereto as Exhibit A (the “Escrow Agreement”), and Encore shall deposit with the Escrow Agent an amount equal to $5,000,000 (the “Holdback”) to be held pursuant to the terms of the Escrow Agreement. The Holdback shall be applied to pay to Encore the amount, if any, by which the Estimated Purchase Price exceeds the final Purchase Price, as further provided in Section 2.4(e), and shall be subject to the claims of Encore Indemnitees to the extent and in the manner provided in the applicable provisions of Article 7.

(b) Repayment of Specified Indebtedness. At the Closing, Encore shall deliver, for the payoff of the Specified Indebtedness, (i) an amount equal to the payoff amount specified in each of the payoff letters delivered pursuant to Section 2.6(b)(vi) by wire transfer of immediately available funds to the creditor’s account specified therein and (ii) an amount equal to the aggregate of the “ReTax Closing Payment” and the “Security Deposit” specified in the Acknowledgement and Release Agreement delivered pursuant to Section 2.6(b)(xv) by wire transfer of immediately available funds to ReTax Funding’s account specified to Encore prior to the Closing (such amounts in clauses (i) and (ii), collectively, the “Debt Repayment”). In the event that such “ReTax Closing Payment” is less than the amount of the ReTax Funding Obligation that may ultimately be determined to be due and payable to ReTax Funding, McCombs and JHBC shall be solely responsible for any obligation to pay the difference to ReTax Funding (and in the event that such “ReTax Closing Payment” is greater than the amount of the ReTax Funding Obligation that may ultimately be determined to be due and payable to ReTax Funding, McCombs and JHBC shall be entitled to receive any and all refund or adjustment payments from ReTax Funding).

(c) Estimated Closing Purchase Price. At the Closing, Encore shall deliver an amount equal to the difference between the Estimated Purchase Price (as determined in accordance with Section 2.4(a)) and the Holdback (such difference, the “Estimated Closing Purchase Price”), by wire transfer of immediately available funds, to such account or accounts as the Seller Representative may designate for disbursement to the Sellers. Encore shall have no liability for the payment by the Seller Representative, or the allocation among the Sellers, of the Estimated Closing Purchase Price or any other element of Purchase Price that the Sellers may be entitled to receive.

2.4 Estimation and Reconciliation of the Purchase Price.

(a) Estimated Purchase Price. Prior to the Closing, the Seller Representative delivered to Encore a statement (the “Estimated Statement”), attached as Schedule V, setting forth the Seller Representative’s good faith estimate of the Purchase Price (the “Estimated Purchase Price”) and providing reasonable detail and documentary support for each amount calculated pursuant to clauses (b) through (h) of Section 2.2. The Estimated Purchase Price was determined by the Seller Representative in accordance with GAAP consistent with the Acquired Companies’ past accounting practices. The amount of the Estimated Purchase Price set forth on the Estimated Statement, as reviewed and approved by Encore, shall be used to determine the Estimated Closing Purchase Price payable at the Closing pursuant to Section 2.3(c).

(b) Post-Closing Reconciliation. Within one hundred twenty (120) days after the Effective Time, Encore shall prepare and deliver to the Seller Representative a statement (the “Reconciliation Statement”) setting forth Encore’s determination of the actual amount of the Purchase Price (the “Reconciled Purchase Price”) and providing reasonable detail and documentary support for each amount calculated pursuant to clauses (b) through (h) of Section 2.2. The Reconciled Purchase Price shall be determined in accordance with GAAP consistent with the Acquired Companies’ past accounting practices. The Seller Representative may object to the Reconciliation Statement within thirty (30) days after its receipt thereof by delivering to Encore a response to the Reconciliation Statement setting forth each calculation (and element thereof) that is disputed by the Seller Representative, and the Seller Representative’s good faith determination of the correct amount of each such calculation and element. The Seller Representative will provide reasonable detail with respect to the nature of its dispute with each disputed calculation and element and the manner of its determination of the amount(s) thereof.

(c) Final Determination of Purchase Price.

(i) If the Seller Representative does not deliver an objection to the Reconciliation Statement within the thirty-day period provided in Section 2.4(b) or if the Seller Representative delivers a written notice accepting the Reconciliation Statement prior to the end of the thirty-day period, the Reconciled Purchase Price shown on the Reconciliation Statement shall be deemed to be the final amount of the Purchase Price for purposes of making any adjustment required pursuant to Section 2.4(e).

(ii) If the Seller Representative delivers an objection to the Reconciliation Statement within the thirty-day period provided in Section 2.4(b) and, following good faith negotiation of the disputed items, Encore and the Seller Representative reach agreement on the amount of the Reconciled Purchase Price (whether by resolving each disputed item to their mutual satisfaction or compromising any or all disputed items), then the amount of the Purchase Price so agreed by them will be deemed to be the final amount of the Purchase Price for purposes of making any adjustment required pursuant to Section 2.4(e).

(iii) If the Seller Representative delivers an objection to the Reconciliation Statement within the thirty-day period provided in Section 2.4(b) and, following good faith negotiation of the disputed items, the difference in the amount of the Purchase Price determined by Encore and the amount of the Purchase Price determined by the Seller Representative (after reflecting the resolution of any disputed items by the parties) is less than or equal to $100,000, then the arithmetic mean between such two amounts shall be deemed to be the final amount of the Purchase Price for purposes of making any adjustment required pursuant to Section 2.4(e).

(iv) If the Seller Representative delivers an objection to the Reconciliation Statement within the thirty-day period provided in Section 2.4(b) and, following good faith negotiation of the disputed items, the difference in the amount of Purchase Price determined by Encore and the amount of the Purchase Price determined by the Seller Representative (after reflecting the resolution of any disputed items by the parties) is greater than $100,000, then the final amount of the Purchase Price for purposes of making any adjustment required pursuant to Section 2.4(e) shall be determined in accordance with Section 2.4(d).

(d) Resolution of Disputes.

(i) In accordance with Section 2.4(c)(iv), Encore and the Seller Representative (on behalf of Sellers) shall promptly refer all remaining disputes concerning the Purchase Price to KPMG (or, if KPMG is not independent or otherwise refuses or is incapable of undertaking the resolution of such disputes, to such other nationally recognized independent accounting firm as may be reasonably acceptable to Encore and the Seller Representative) (as applicable, the “Independent Accounting Firm”), together with a statement of the Purchase Price asserted by the Seller Representative and by Encore. The Independent Accounting Firm will be instructed to resolve such disputes within sixty (60) days of the referral.

(ii) Encore and the Seller Representative will make available to the Independent Accounting Firm, at reasonable times and upon reasonable notice at any time during the pendency of any dispute under this Section 2.4(d), the work papers and back-up materials used in preparing the Reconciliation Statement and the Seller Representative’s objections to the Reconciliation

Statement, and the books and records of the Sellers and the Acquired Companies relating to the Purchase Price. Encore and the Seller Representative shall have the right to meet jointly with the Independent Accounting Firm during this period to present their respective positions. The Independent Accounting Firm shall address only those matters in dispute and may not allow a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. The amount of the Purchase Price determined by the Independent Accounting Firm pursuant to this Section 2.4(d) will be the final amount of the Purchase Price for purposes of making any adjustment required pursuant to Section 2.4(e). The resolution of disputes by the Independent Accounting Firm and its determination of the Purchase Price will be set forth in writing and will be conclusive and binding upon Encore, the Seller Representative, the Sellers and all other interested Persons. The determination of the Purchase Price by the Independent Accounting Firm will become final and binding upon the date of such determination.

(iii) Encore and the Seller Representative (on behalf of the Sellers) will each pay their own respective fees and expenses (including any fees and expenses of their accountants and other representatives) in connection with the resolution of disputes pursuant to this Section 2.4(d). Notwithstanding the foregoing, the fees and expenses of the Independent Accounting Firm incurred in connection with the resolution of disputes arising under this Section 2.4(d) will be paid by Encore and the Seller Representative in proportion to the difference between the Purchase Price determined by the Independent Accounting Firm and the respective amounts of the Purchase Price asserted by each such party at the time of the initial referral of the Purchase Price disputes to the Independent Accounting Firm.

(e) Post-Closing Adjustment Payments. The amount, if any, by which the final Purchase Price exceeds the Estimated Purchase Price shall be paid by Encore by wire transfer of immediately available funds to such account or accounts as the Seller Representative may designate for disbursement to the Sellers. The amount, if any, by which the Estimated Purchase Price exceeds the final Purchase Price shall be paid through a release to Encore of such amount from the Holdback pursuant to the Escrow Agreement. Any payment pursuant to this Section 2.4(e) will be due and payable five (5) Business Days following the determination of the final Purchase Price pursuant to Section 2.4(c) (and if necessary Section 2.4(d)).

(f) Availability of Records. Encore will make available to the Seller Representative and its accountants and other representatives, at reasonable times and upon reasonable notice (and copies thereof at the Seller Representative’s sole cost and expense), at any time during (i) the review by the Seller Representative of the Reconciliation Statement and (ii) the pendency of any dispute resolution under Section 2.4(d), the books and records of the Acquired Companies relevant to the Purchase Price. The Seller Representative will make available to Encore and its accountants and other representatives, at reasonable times and upon reasonable notice (and copies thereof at Encore’s sole cost and expense), at any time during (i) the preparation by Encore of the Reconciliation Statement and (ii) the pendency of any dispute resolution under Section 2.4(d), the books and records of the Sellers relevant to the Purchase Price.

2.5 Allocation of Purchase Price. Within sixty (60) days after the determination of the final Purchase Price pursuant to Section 2.4(c) (and if necessary Section 2.4(d)), Encore shall determine and deliver to the Seller Representative an allocation of the consideration paid, or treated as paid, for federal income Tax purposes (including any assumed liabilities as determined for federal income Tax purposes) for the assets of the Acquired Companies among such assets in accordance with Section 1060 of the Code, along with the supporting documentation, such as appraisals. If Encore determines to engage an appraiser or appraisers in connection with such allocation, Encore will consult with Seller Representative on its selection of such appraiser(s) prior to engaging such appraiser(s). The Seller Representative will have thirty (30) days in which to review Encore’s proposed allocation, along with supporting documentation, and provide to Encore any written objections thereto. For a period of thirty (30) days after Encore’s receipt of any such written objections, Encore and the Seller Representative will negotiate reasonably and in good faith to resolve such objections. Encore’s proposed allocation of the Purchase Price, as modified by any mutual agreements of Encore and the Seller Representative during such negotiation period, will be final and binding on all Parties and other Persons having an interest therein. Encore and the Sellers agree (a) to file, and to cause their respective Affiliates to file, all Tax Returns in a manner consistent with such allocation and not to take (and to cause their respective Affiliates not to take) any position inconsistent therewith in any Tax Return, audit, examination, claim, adjustment, litigation or other Proceeding with respect to Taxes, unless required to do so by applicable Law or with prior written consent of the other Parties and (b) that such allocation shall be further revised, as necessary and in a manner consistent with such allocation, to reflect any adjustment to the Purchase Price pursuant to Section 8.8 or otherwise that is not reflected in such allocation. In the event any Taxing Authority disputes such Purchase Price allocation, the Party receiving notice thereof shall promptly notify and consult with the other Parties concerning such dispute.

2.6 The Closing.

(a) Date and Location of Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement and shall be deemed to have occurred at the offices of Fulbright & Jaworski L.L.P., 300 Convent Street, Suite 2100, San Antonio, Texas, and shall be effected by the exchange of executed transaction documents by facsimile, photo or other electronic means as contemplated by Section 10.20. The date on which the Closing occurs is referred to herein as the “Closing Date.” Notwithstanding the date on which the Closing occurs, the Parties agree that the consummation of the transactions contemplated by this Agreement shall be deemed effective for all purposes as of 12:01 a.m. Central Time on the Closing Date (the “Effective Time”).

(b) Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver, or cause to be delivered, to Encore each of the following:

(i) certificates of the Secretary of State of the State of Texas and the Texas Comptroller of Public Accounts as to the legal existence and good standing of each Acquired Company in the State of Texas;

(ii) certificates representing the Purchased Securities (to the extent certificated), each of which shall be either (A) duly endorsed in blank by the Seller named thereon or (B) accompanied by interest transfer powers duly executed in blank by the Seller named thereon;

(iii) an Assignment of Limited Liability Company Interests, in the form attached hereto as Exhibit B, with respect to the Purchased Securities held by each Seller (whether or not certificated), duly executed by such Seller;

(iv) a receipt for the Estimated Closing Purchase Price paid to the Seller Representative at the Closing, duly executed by the Seller Representative;

(v) the Escrow Agreement, duly executed by the Seller Representative;

(vi) a payoff letter from each holder of Specified Indebtedness, in form and substance reasonably satisfactory to Encore, providing for the release of all Security Interests, if any, relating to such Indebtedness immediately upon satisfaction of the terms contained in such payoff letters;

(vii) copies of all governmental and third-party filings, licenses, consents, authorizations, waivers and approvals that are required to be made or obtained for the consummation of the transactions contemplated by this Agreement or for the operation of the Business by Encore and its Affiliates after the Effective Time (including with, from or by the Texas Office of Consumer Credit Commissioner), none of which shall contain any conditions or requirements that are adverse to Encore;

(viii) a letter agreement between Encore Capital Group, Inc. and John P. “Jack” Nelson (the “Investment Letter”) regarding the purchase by John P. “Jack” Nelson of 14,849 shares of the Common Stock, par value $0.01 per share, of Encore Capital Group, Inc. for an aggregate purchase price of $350,000, duly executed by John P. “Jack” Nelson;

(ix) pursuant to the Investment Letter, $350,000 in good funds paid to or for the account of Encore Capital Group, Inc. by John P. “Jack” Nelson (which funds may be withheld from the portion of the Estimated Closing Purchase Price payable to or for the account of JHBC pursuant to Section 2.3(c) and remitted to Encore Capital Group, Inc.);

(x) a Non-Competition Agreement, in the form attached hereto as Exhibit C (each, a “Seller Non-Competition Agreement”), duly executed by each of McCombs, Thomas P. Wingate, Thomas P. Wingate, Jr., James W. Wingate and John P. “Jack” Nelson;

(xi) a letter agreement regarding certain employee benefits in the form attached hereto as Exhibit D-1 (each, a “Severance Letter”), and an Employee Confidentiality and Non-Solicitation Agreement, in the form attached hereto as Exhibit D-2 (each, an “Employee Confidentiality Agreement”), each duly executed by each of Steve Johnson, John P. “Jack” Nelson and Fernando G. Peralta;

(xii) an Independent Contractor Agreement, in the form attached hereto as Exhibit E-1 (each, a “Contractor Agreement”), and a Confidentiality and Non-Solicitation Agreement, in the form attached hereto as Exhibit E-2 (each, a “Contractor Confidentiality Agreement”), each duly executed by each of James W. Wingate and Sam Feldman;

(xiii) a Transition Services Agreement, in the form attached hereto as Exhibit F (the “Transition Services Agreement”), duly executed by McCombs;

(xiv) an Acknowledgement and Release Agreement, in the form attached hereto as Exhibit G, duly executed by each Person who is a member of the board of managers or an officer of an Acquired Company;

(xv) an Acknowledgement and Release Agreement, in the form attached hereto as Exhibit H, duly executed by ReTax Funding;

(xvi) an Amendment to Lease Agreement, in the form attached hereto as Exhibit I (the “Lease Amendment”), duly executed by each of McCombs and Propel;

(xvii) (A) an engagement letter for legal and related services duly executed by Kohm & Associates, P.C., and (B) an engagement letter for legal and related services, duly executed by the Wingate Law Offices, PLLC, in each case with a current fee schedule attached thereto;

(xviii) evidence in form and substance satisfactory to Encore that each Company Contract (other than a Company Contract listed on Schedule IV) to which any Related Party is a party (or otherwise has any rights against or with respect to any Acquired Company) (including all employment and severance agreements, all Contracts listed in Section 3.21 of the Disclosure Schedule and all notes, bonds, promissory notes or other instruments or evidences of Indebtedness of any kind) has been terminated effective at or prior to the Closing, in each case without any payment being made, or any other obligation incurred, by any Acquired Company, notwithstanding any terms of such Contracts to the contrary;

(xix) bank signature authorization cards for each bank account of each Acquired Company authorizing up to four people designated by Encore to make deposits thereto and withdraw funds therefrom;

(xx) a statement, in a form reasonably satisfactory to Encore, executed by each Seller pursuant to section 1.1445-2(b)(2) of the Treasury Regulations certifying that such Seller is not a foreign person; and

(xxi) such other documents or instruments as Encore may reasonably request in order to effect the Purchase Transaction and the other transactions contemplated hereby.

(c) Closing Deliveries by Encore. At the Closing, Encore shall deliver, or cause to be delivered, each of the following:

(i) to the Escrow Agent and the Seller Representative, the Escrow Agreement, duly executed by Encore;

(ii) to the Escrow Agent, the Holdback (as provided in Section 2.3(a));

(iii) to each creditor of Specified Indebtedness, the portion of the Debt Repayment that such creditor is to receive (as provided in Section 2.3(b));

(iv) to the Seller Representative, the Estimated Closing Purchase Price (as provided in Section 2.3(c));

(v) to each counterparty thereto, a Seller Non-Competition Agreement, duly executed by Encore;

(vi) to each employee set forth in Section 2.6(b)(xi), a Severance Letter, duly executed by Encore Capital Group, Inc.;

(vii) to each of James W. Wingate and Sam Feldman, a Contractor Agreement, duly executed by Encore;

(viii) to McCombs, the Transition Services Agreement, duly executed by Encore;

(ix) to John P. “Jack” Nelson, the Investment Letter, duly executed by Encore Capital Group, Inc.;

(x) to the transfer agent of Encore Capital Group, Inc., a letter of direction instructing such transfer agent to issue to John P. “Jack” Nelson 14,849 shares of the Common Stock, par value $0.01 per share, of Encore Capital Group, Inc., duly executed by Encore Capital Group, Inc.; and

(xi) to the Sellers, such other documents or instruments as the Seller Representative may reasonably request in order to effect the Purchase Transaction and the other transactions contemplated hereby.

(d) Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken, executed and delivered simultaneously, and no proceedings will be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

WITH RESPECT TO THE ACQUIRED COMPANIES

As a material inducement to Encore to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller hereby represents and warrants to Encore that the statements contained in this Article 3 are correct and complete as of the date of this Agreement except as set forth in the disclosure schedule of the Sellers attached hereto (the “Disclosure Schedule”), which will be arranged to correspond to the numbered and lettered sections and subsections contained in this Article 3. Notwithstanding the foregoing and irrespective that a section in this Article may use the terms “Sellers” and “Acquired Companies” collectively, all representations and warranties made herein by TTL, as a Seller, shall be limited to RPV and RPH and shall not include Propel or BNC. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty relates solely to the existence of the document or other items itself). The Parties recognize that the representations and warranties in this Article 3 which use the terms “enforceable,” “realization” or words of similar meaning in the context of the Acquiring Companies’ rights and remedies against a third party are limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) Laws relating to the availability of specific performance and/or other equitable remedies.

3.1 Organization. Each Acquired Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Texas.

3.2 Subsidiaries. The Acquired Companies do not own, beneficially or of record, directly or indirectly, any shares of capital stock or any equity interest in any corporation, limited liability company, partnership, joint venture or other enterprise or entity, other than the ownership by Propel of fifty percent (50%) of the outstanding membership interests of RPV and RPH (which membership interests represent all of the equity interests of RPV and RPH that are not Purchased Securities).

3.3 Qualification; Power and Authority. Each Acquired Company is qualified to conduct business and is in good standing under the Laws of each jurisdiction wherein the nature of its business or its ownership of property requires it to be so qualified. Each Acquired Company has full power and authority to own, lease and operate its properties and to conduct its business as currently conducted.

3.4 Company Records / Authority. The Certificate of Formation and the company agreement of each Acquired Company previously provided to Encore are correct and complete and reflect all amendments made thereto at any time prior to the date of this Agreement. To the extent such records exist, books containing the records of meetings of the members and board of managers of each Acquired Company and the unit or membership interest ledger and transfer books of each Acquired Company, all of which have been previously provided to Encore, are correct and complete in all material respects and accurately reflect the record holders of all outstanding units, membership interests and other equity securities issued by such Acquired Company. All material actions taken by each Acquired Company since the date of its formation have been duly authorized to the extent so required by applicable Laws and the charter documents of such Acquired Company.

3.5 Non-contravention. Neither the execution and delivery by the Sellers of this Agreement and the other agreements contemplated hereby to which any Seller is to be a party, nor the consummation by the Sellers of the transactions contemplated hereby or thereby, will (a) violate any Law, Order or other restriction to which any Acquired Company is subject, (b) violate or conflict with any provision of the Certificate of Formation or the company agreement of any Acquired Company or (c) violate or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any authorization, consent, approval, execution or other action by or notice to any third party under any Company Contract or any Security Interest to which any Acquired Company is a party, by which it is bound or to which any of its assets are subject, or result in any loss of any license, permit or governmental authority.

3.6 Governmental Consent. None of the Acquired Companies are required to make any declaration to or registration or filing with, or to obtain any permit, license, consent, accreditation, exemption, approval or authorization from, any governmental or regulatory authority in connection with the execution and delivery by the Sellers of this Agreement and the other agreements contemplated hereby to which any Seller is to be a party or the consummation by the Sellers of the transactions contemplated hereby or thereby.

3.7 Capitalization.

(a) Propel. The outstanding equity securities of Propel consist solely of 10,000 units of limited liability company interest (“Propel Units”), all of which Propel Units have been duly authorized, are validly issued and are fully paid and non-assessable. The Propel Units are not certificated. Other than the Propel Units, Propel does not have any equity securities or other equity interests authorized, existing, issued or outstanding.

(b) BNC. The outstanding equity securities of BNC consist solely of 10,000 units of limited liability company interest (“BNC Units”), all of which BNC Units have been duly authorized, are validly issued and are fully paid and non-assessable. The BNC Units are not certificated. Other than the BNC Units, BNC does not have any equity securities or other equity interests authorized, existing, issued or outstanding.

(c) RPV. The outstanding equity securities of RPV consist solely of membership interests (“RPV Interests”), all of which RPV Interests have been duly authorized, are validly issued and are fully paid and non-assessable. The RPV Interests are not certificated. Other than the RPV Interests, RPV does not have any equity securities or other equity interests authorized, existing, issued or outstanding.

(d) RPH. The outstanding equity securities of RPH consist solely of membership interests (“RPH Interests”), all of which RPH Interests have been duly authorized, are validly issued and are fully paid and non-assessable. The RPH Interests are not certificated. Other than the RPH Interests, RPH does not have any equity securities or other equity interests authorized, existing, issued or outstanding.

(e) Absence of Purchase and Other Rights. There are no (i) outstanding or authorized options, warrants, rights, contracts, rights of first refusal or first offer, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which any Acquired Company is a party, or that are binding upon any Acquired Company, providing for the issuance, disposition or acquisition of any Acquired Company’s equity securities, (ii) outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any Acquired Company, (iii) contractual or statutory preemptive rights or similar restrictions with respect to the issuance or transfer of any limited liability company interests or other equity securities of any Acquired Company, (iv) voting trusts, proxies or any other agreements, restrictions or understandings with respect to the voting of the limited liability company interests or other equity securities of any Acquired Company, other than as set forth in such Acquired Company’s limited liability company agreement or operating agreement as previously provided to Encore, (v) registration rights granted by any Acquired Company or (vi) management rights regarding any Acquired Company granted to any Person. The Parties except from this representation and warranty the restrictions against the transfer of the Purchased Securities and the rights of the Sellers and the Acquired Companies to purchase the Purchased Securities upon the occurrence of certain events, all of which are expressly stated in the Acquired Companies’ respective company agreements previously provided to Encore.

(f) Acquisition of Entire Equity Interest. No Person, other than a Seller or an Acquired Company, owns, beneficially or of record, any equity securities of or any other equity interest in any Acquired Company. By acquiring the Purchased Securities at the Closing pursuant to this Agreement, Encore will acquire ownership, directly or indirectly, of all of the equity securities of, and all of the equity interests in, each of the Acquired Companies.

3.8 Financial Statements.

(a) Annual and Current Financial Statements. The Sellers have previously provided Encore with the following financial statements (collectively, the “Financial Statements”): (i) the audited balance sheets of each of Propel and BNC as of December 31, 2009,

December 31, 2010, and December 31, 2011, and the audited balance sheet of RPV as of December 31, 2011, and the related statements of income, cash flows and changes in owners’ equity for each of the fiscal years then ended (collectively, the “Annual Financial Statements”), (ii) the unaudited balance sheets of each of RPH and RPV as of December 31, 2009, December 31, 2010, and the unaudited balance sheet of RPH as of December 31, 2011, and the related statements of income, cash flows and changes in owners’ equity for the fiscal year then ended and (iii) the unaudited balance sheet of each of the Acquired Companies as of March 31, 2012 (the “Latest Balance Sheet Date”) and the related statements of income and cash flows for the three-month period then ended (collectively, the “Current Financial Statements”). The balance sheets described in Section 3.8(a)(iii) are referred to herein as the “Latest Balance Sheet.”

(b) Accuracy of Financial Statements. The Financial Statements (including in all cases any notes thereto) are accurate and complete in all material respects, have been prepared from the books and records of the Acquired Companies (which books and records are accurate and complete in all material respects), have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and fairly present the financial condition and results of operations, cash flows and changes in owners’ equity as at the dates of, and for the periods covered by, such Financial Statements, except that the Current Financial Statements do not include footnotes (which, if presented, would not differ materially from those included in the December 31, 2011 Annual Financial Statements) and are subject to customary year-end adjustments (the effect of which adjustments will not, individually or in the aggregate, be materially adverse).

(c) Internal Controls. The Company maintains such internal accounting controls and procedures as are necessary to provide reasonable assurance regarding the reliability of the financial statements of the Acquired Companies (including the Financial Statements).

(d) Bank Accounts. Section 3.8(d) of the Disclosure Schedule sets forth each bank or other depositary account held in the name of each Acquired Company (including the financial institution, the account number and other relevant identifying information) and the names of each individual authorized to make withdrawals therefrom immediately prior to the Effective Time.

(e) Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of any Acquired Company or, except as set forth in Article 9, any Seller with respect to the Business or any Acquired Company.

(f) No Undisclosed Liabilities. No Acquired Company has any Liability (nor is there any Basis for any Liability of an Acquired Company), except for (i) Liabilities set forth on the face of the Latest Balance Sheet (rather than in any notes thereto), (ii) current Liabilities that have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which arose out of any Proceeding), (iii) Liabilities arising in the Ordinary Course of Business under Company Contracts and (iv) Liabilities arising out of matters reflected in Section 3.17 of the Disclosure Schedule.

3.9 Recent Events. No Material Adverse Change has occurred since December 31, 2011. Without limiting the generality of the foregoing, since December 31, 2011, no Acquired Company has:

(a) operated outside of the Ordinary Course of Business or engaged in any transaction outside of the Ordinary Course of Business;

(b) sold, leased, transferred or assigned any of its Properties or Assets, tangible or intangible, outside of the Ordinary Course of Business;

(c) amended, accelerated, terminated or canceled any Company Contract (or series of related Company Contracts) involving more than $25,000 annually (and no third party has accelerated, terminated or canceled any such Company Contract(s));

(d) canceled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

(e) experienced any damage, destruction or loss (whether or not covered by insurance) to its Properties or Assets (other than ordinary wear and tear not caused by neglect) in excess of $25,000 in the aggregate;

(f) issued, sold or otherwise disposed of any of its limited liability company interests, or granted any options, warrants or other rights to purchase or obtain (including upon conversion or exercise) any of its limited liability company interests;

(g) changed any method or principle of accounting;

(h) entered into any transaction, arrangement or contract with, or distributed or transferred any property or other assets to, any Related Party (other than salaries and employee benefits and other transactions pursuant to any Company Employee Benefit Plan in the Ordinary Course of Business);

(i) amended or modified any Company Employee Benefit Plan in any respect, other than amendments and modifications required to comply with Law and reflected in true and complete copies of such Company Employee Benefit Plans previously provided to Encore;

(j) increased the salary of any of its officers or employees by an amount greater than the lesser of $5,000 per year or five percent (5%) of such salary as of December 31, 2011, or paid any bonus to any of its officers or employees in an amount greater than the lesser of $5,000 per year or five percent (5%) of such person’s salary as of December 31, 2011; or

(k) committed to any of the foregoing.

3.10 Contracts.

(a) Status of Company Contracts. Each Company Contract is (i) a valid and legally binding agreement of each Acquired Company that is party thereto and each other party to such Contract, (ii) in full force and effect and (iii) enforceable against each party thereto in accordance with its terms. There has been no breach or default by any Acquired Company or, to the Knowledge of the Sellers, by any other party (or event that with the passage of time, the giving of notice or both would constitute a breach or default) under any Company Contract that has not been cured or waived. Each Acquired Company has performed the material obligations required to be performed by it under each Company Contract and is not in receipt of any notice of termination or written claim of default under any such Company Contract. No party to any Company Contract has notified any Acquired Company or any Seller of any threat or intention to terminate or materially alter its relationship with any Acquired Company or the Business. The

Sellers have previously provided to Encore a true and complete copy of all written Company Contracts, together with all amendments, waivers or other changes thereto, and a summary of the terms of all non-written Company Contracts, in each case as in effect on the date of this Agreement.

(b) Material Contracts. Section 3.10(b) of the Disclosure Schedule sets forth each Company Contract that is described in any subsection below:

(i) a Contract for capital expenditures or the purchase of materials, supplies, merchandise, equipment or other goods or services by the Acquired Companies requiring annual or aggregate payments by the Acquired Companies in excess of $25,000;

(ii) a Contract pursuant to which any Acquired Company leases real property or any interest therein (the “Real Property Leases”);

(iii) a Contract pursuant to which any Acquired Company leases personal property (whether capital leases, operating leases or conditional sales agreements);

(iv) a Contract that relates to Intellectual Property, including all royalty agreements and licenses (other than licenses for commercially available “off-the-shelf” software where an Acquired Company is licensee); or

(v) a Contract for employment or consulting services or relating to the termination or severance of employment or consulting services (including any Company Contract in which any Acquired Company is the beneficiary of a non-competition or similar covenant or agreement), other than unwritten Company Contracts for at-will employment.

(c) Certain Scheduled Contracts. Section 3.10(c) of the Disclosure Schedule sets forth each Company Contract that is described in any subsection below (and identifies each subsection that is applicable to such Company Contract):

(i) a Contract entered into other than in the Ordinary Course of Business;

(ii) a Contract with any Related Party (other than Company Contracts for employment or consulting services listed in Section 3.10(b)(v) of the Disclosure Schedule);

(iii) a Contract pursuant to which any Acquired Company is obligated to provide indemnification to any Person;

(iv) a Contract involving hedges or swaps (interest rate or currency), futures, derivatives or similar instruments, regardless of value;

(v) a Contract that imposes (or could by its terms impose) any material restriction on any Acquired Company with respect to its geographical area of operations or scope or type of business;

(vi) a Contract that imposes (or could by its terms impose) any exclusivity obligation in connection with any Acquired Company’s sale or purchase of goods or services;

(vii) a Contract relating to a joint venture, partnership (including a partnership solely for Tax purposes) or similar entity (other than an Acquired Company’s company agreement), or otherwise involving a sharing of profits or losses;

(viii) a Contract providing for the payment by any Acquired Company of any earnout, contingent payment, deferred payment or other amount in respect of an Acquired Company’s acquisition of the assets, loans, securities or business of another Person;

(ix) any loan or credit agreement, note, bond, mortgage, indenture, letter of credit or other similar agreement or instrument;

(x) a Contract pursuant to which any Properties or Assets or any REO Properties are subject to any Security Interests;

(xi) a Contract relating to the direct or indirect guarantee or assumption of the obligations of any other Person, including any arrangement that has the economic effect, although not the legal form, of a guarantee; or

(xii) a Contract with a labor union or labor association, including collective bargaining agreements.

3.11 Title to and Condition of Assets and Properties.

(a) Owned Real Property. Section 3.11(a) of the Disclosure Schedule sets forth the address and most recent assessed value (and, if available, the most recent appraised value) of each REO Property. None of the Acquired Companies own any real property or any interest in real property (other than the REO Properties set forth on Section 3.11(a) of the Disclosure Schedule and rights pursuant to the Real Property Leases). None of the REO Properties are used by the Acquired Companies in the operation or conduct of the Business.

(b) Leased Real Property. The Real Property Leases cover all of the real property leased by any Acquired Company from a third party (collectively, the “Leased Real Property”). The Leased Real Property constitutes all of the land, buildings, structures, improvements, fixtures or other interests and rights in real property that are used or occupied by the Acquired Companies in connection with the Business. The Acquired Company named as lessee under each Real Property Lease holds a valid, subsisting and enforceable leasehold interest under such Real Property Lease, with such exceptions as do not interfere in any material respect with the use made of such property in the Business. No Acquired Company has assigned, transferred, conveyed or encumbered any interest in any Real Property Leases or any of the Leased Real Property. No Acquired Company is a lessor, sublessor or grantor under any lease, sublease, consent, license or other instrument granting to another person or entity any right to the possession, use, occupancy or enjoyment of the Leased Real Property. All of the Leased Real Property has access to public roads and to all utilities necessary for the operation of the Business.

(c) Title to Personal Property Assets. The Acquired Companies own good and valid title to all of the Owned Personal Property, free and clear of all Security Interests other than Security Interests set forth in Section 3.11(c) of the Disclosure Schedule (all of which will be released at the Closing) and Permitted Security Interests. “Owned Personal Property” means all of the tangible personal property and assets of the Acquired Companies shown on the Latest Balance Sheet or acquired after the Latest Balance Sheet Date and all of the intangible personal property and assets of the Acquired Companies, in each case other than (i) tangible personal property and assets sold or otherwise disposed of for fair value to non-affiliated third parties in the Ordinary Course of Business since the Latest Balance Sheet Date and (ii) obsolete assets discarded in the Ordinary Course of Business since the Latest Balance Sheet Date.

(d) Condition and Sufficiency of Assets. All of the Acquired Companies’ buildings, improvements, fixtures, physical plant, machinery, equipment and other tangible assets are in good condition and repair, except for ordinary wear and tear not caused by neglect, have been maintained in accordance with the manufacturer specifications therefor and are useable in the Ordinary Course of Business. The Leased Real Property, the Owned Personal Property, the equipment that is leased by the Acquired Companies from third parties pursuant to Company Contracts set forth in Section 3.10(b)(iii) of the Disclosure Schedule and the Intellectual Property that is licensed by the Acquired Companies from third parties pursuant to Company Contracts set forth in Section 3.10(b)(iv) of the Disclosure Schedule include all of the assets, properties and rights necessary for the conduct of the Business, consistent with the past customs and practices of the Acquired Companies, and all assets, properties and rights that were used to conduct the Business since the Latest Balance Sheet Date.

3.12 Receivables.

(a) Schedule of Receivables. Section 3.12(a) of the Disclosure Schedule sets forth a complete and accurate list of each Receivable that has an outstanding balance (whether or not including a principal balance) as of the date that is five (5) Business Days prior to the Closing Date, including (i) the Person(s) obligated thereon (each, an “Obligor”), (ii) the outstanding balance thereof as of such date (and the allocation of such balance among principal, interest, fees and other amounts), (iii) the origination date and maturity date thereof, (iv) the per annum interest rate payable thereunder, (v) the address, tax block and lot identification number and parcel identification number of the real property that secures such Receivable (the “Subject Property”) and (vi) the LTV Ratio. The Sellers have provided Encore with a true and correct electronic copy of Section 3.12(a) of the Disclosure Schedule formatted in accordance with the reasonable requirements of Encore.

(b) Title to Subject Receivables. An Acquired Company owns good and valid title to, and is the sole owner of record and holder of, each Receivable that has an outstanding balance (whether or not including a principal balance) as of Effective Time (the “Subject Receivables”) and the indebtedness evidenced thereby, and the liens securing same, free and clear of all Security Interests other than Security Interests set forth in Section 3.11(c) of the Disclosure Schedule (all of which will be released at the Closing).

(c) Enforceability of Subject Receivables. Each of the Subject Receivables (i) is a valid and enforceable receivable for the amount thereof (and is not subject to any counterclaim, rescission, deduction, credit, refund, set-off or other offset) and (ii) was incurred in the Ordinary Course of Business.

(d) Loan Documents. To the extent required by applicable Laws or the internal underwriting standards of the Acquired Companies, the Acquired Companies possess true and correct copies (or originals to the extent required by applicable Law) of (i) all loan agreements, credit agreements, promissory notes, property tax payment agreements, documents authorizing transfer of tax lien, certified statements of transfer of tax lien, mortgages, deeds of trust, tax lien contracts, security deeds, security agreements, guarantees and other Contracts executed by any Obligor or otherwise relating to each Subject Receivable, including all amendments, restatements, waivers, consents and assignments thereof or relating thereto (collectively, the “Loan Agreements”) and (ii) all loan applications, file maintenance information, payment histories, receipts, transfer affidavits, correspondence, notices (including notices of right to cancel documents), acknowledgments, disclosure documents and any other information, documents, instruments or records (in each case, whether in written, electronic or other form) relating to each Subject Receivable (collectively, and together with the Loan Agreements, the “Loan Documents”). Each Loan Agreement is genuine and constitutes the valid and legally binding obligations of each Obligor specified therein, enforceable against each such Obligor in accordance with its terms. No Loan Agreement has been satisfied, cancelled, subordinated or rescinded, in whole or in part, and no instrument has been executed that would affect any such cancellation, subordination or rescission, except that the Acquired Companies file partial releases in the Ordinary Course of Business as certain Loan Agreements are satisfied although the Subject Property may remain subject to an Acquired Company’s lien for subsequent loans which remain outstanding. The Loan Documents contain the entire agreement and understanding between the Obligor(s) and the Acquired Companies with respect to each Subject Receivable and no Acquired Company has entered into any Contract with any Person other than an Obligor that affects or relates to any Subject Receivable. To the Knowledge of the Sellers, the Loan Documents do not contain any untrue statement of a material fact by any Obligor or omit to state any material fact necessary in order to make the statements of the Obligors contained therein, in the light of the circumstances under which made, not misleading.

(e) Security Documents. The mortgages, deeds of trust, tax lien contracts, security agreements and/or other Loan Agreements evidencing the assignment of a lien or security interest on the Subject Property securing each Subject Receivable (the “Security Documents”) establish a valid, subsisting, enforceable and perfected superior lien on such Subject Property. Except for certain recent loans originated in the Ordinary Course of Business wherein a governmental entity has not yet returned an executed tax lien transfer affidavit, with respect to each Subject Receivable, the Obligor and all governmental entities who collect taxes on the Subject Property have executed the tax lien transfer affidavits required by the Texas Property Tax Code or other applicable Law. Each Security Document and tax lien transfer document is in recordable form and has been properly recorded (or, with respect to certain recent new loans originated in the Ordinary Course of Business wherein a governmental entity has not yet returned an executed tax lien transfer affidavit, will be timely and properly recorded in the Ordinary Course of Business) under applicable Law in the county where the Subject Property is located. Notice of the liens created by the Security Documents have been sent to all Persons in the form, and within the deadlines required by, the Texas Property Tax Code or other applicable Law. Except in the Ordinary Course of Business, no Subject Property has been released from the lien of the Security Documents, in whole or in part, and no instrument has been executed that would affect any such release (except that the Acquired Companies file partial releases in the Ordinary Course of Business as certain Loan Agreements are satisfied although the Subject Property may remain subject to an Acquired Company’s lien for subsequent loans which remain outstanding).

(f) Adequate Rights of Sale or Foreclosure. With respect to each Security Document that is a deed of trust or tax lien contract, a trustee, authorized and duly qualified under applicable Law to serve as such, has been properly designated and currently so serves and is named in such deed of trust or tax lien contract, and no fees or expenses are or will become payable by an Acquired Company to any such trustee except in connection with a trustee’s sale after default by the applicable Obligor and non-material amounts due to a taxing authorities’

collection agent. The Security Documents contain customary and enforceable provisions sufficient to render the rights and remedies of the holder thereof adequate for the realization against the Subject Property of the benefits of the security provided thereby, including by trustee’s sale (in the case of a deed of trust or tax lien contract) or otherwise by judicial foreclosure. Upon default by an Obligor on a Subject Receivable and foreclosure on, or trustee’s sale of, the Subject Property, the holder of such Subject Receivable will be able to deliver good and merchantable title to the Subject Property. Except for the Servicemembers Civil Relief Act, formerly the Soldiers’ and Sailors’ Civil Relief Act of 1940, there is no homestead or other exemption available to any Obligor that would interfere with the right to sell the Subject Property at a trustee’s sale or the right to foreclose on the Subject Property pursuant to the Security Documents, subject to applicable federal and state Laws and judicial precedent with respect to bankruptcy and right of redemption.

(g) Subject Property. The lien of the applicable Security Documents in each Subject Property covers all buildings on the Subject Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing to the extent such property is not removable and has legally become attached to the Subject Property. To the Knowledge of the Sellers, there is no circumstance or condition relating to any Subject Property that could reasonably be expected to adversely affect the value or the marketability of any Subject Receivable or such Subject Property (including any condemnation proceeding, casualty loss or violation of environmental Law). The LTV Ratios set forth in Section 3.12(a) of the Disclosure Schedule are true and correct in all material respects.

(h) Certain Terms of the Loan Agreements. The Loan Agreements provide for the acceleration of the payment of the unpaid principal balance of the applicable Subject Receivable after any required notice to the Obligor is provided, at the option of the holder of such Subject Receivable to the extent permitted by applicable Law, in the event that the relevant Subject Property is sold or transferred without the prior written consent of such holder. The Loan Agreements do not contain any provisions pursuant to which monthly payments are paid or partially paid with funds deposited in any separate account established by the Acquired Companies, the Obligor or anyone on behalf of the Obligor, or paid by any source other than the Obligor, nor do the Loan Agreements contain any other similar provisions that may constitute a “buydown” provision. No Subject Receivable (i) is a graduated payment mortgage loan, (ii) contains a shared appreciation or other contingent interest feature or (iii) is subject to, or potentially subject to, negative amortization. Section 3.12(h) of the Disclosure Schedule sets forth each Subject Receivable for which any broker or other third party is entitled to receive a fee upon the collection of such Subject Receivable, and the amount (or manner of calculation) of such fee.

(i) Full Funding of Lending Obligations. Each lending obligation of the Acquired Companies has been closed and fully funded and disbursed (and the underlying tax obligation, interest, fees and costs of the borrower paid in full) and there is no requirement for future advances thereunder; provided, however, payment of expenses posted after transfer may be due to a taxing authorities’ collection agent for collection of certain Subject Receivables. All costs, fees and expenses incurred by the Acquired Companies in making or closing each such loan have been paid in full. No Subject Receivable is subject to a right of rescission or cancellation in favor of any Obligor that has not expired. No Obligor is entitled to any refund of any amounts paid or due under any Loan Agreement.

(j) No Obligor Default. Section 3.12(a) of the Disclosure Schedule sets forth an aging report of the Subject Receivables as of the date that is five (5) Business Days prior to the Closing Date. Other than such delinquencies disclosed in Section 3.12(a) of the Disclosure Schedule and non-monetary defaults, there is no default, breach, violation or event of acceleration existing under any Loan Agreements and, to the Knowledge of the Sellers, no event has occurred that, with the passage of time or the giving of notice and the expiration of any applicable grace or cure period, would constitute any such default, breach, violation or event of acceleration. No waiver or forbearance of any prior default, breach, violation or event of acceleration under any Loan Agreement has been given to any Obligor by any Acquired Company (or any of their respective predecessors in interest). No Obligor has been released, in whole or in part, from its obligations with respect to any Subject Receivable or the applicable Loan Agreements. No Obligor has notified any Acquired Company in writing of any relief requested or allowed to such Obligor under the Servicemembers Civil Relief Act, formerly the Soldiers’ and Sailors’ Civil Relief Act of 1940.

Each representation and warranty in this Section 3.12 regarding the enforceability of the Receivables or the availability of certain remedies when collecting the Receivables is subject to the limitations imposed by the Servicemembers Civil Relief Act, formerly the Soldiers’ and Sailor’s Civil Relief Act of 1940, Texas Tax Code Section 33.06 (allowing persons over the age of 65 years or disabled to defer collection of taxes, to abate a suit to collect taxes or to abate a sale to foreclose a tax lien on such person’s homestead) and other similar state or federal laws which may prevent immediate enforceability of remedies, including foreclosure.

3.13 Intellectual Property.

(a) Title. The Acquired Companies own or have the right to use all Intellectual Property necessary for the operation of the Business as currently conducted. No current or former employee, agent, consultant or contractor has asserted any claims, in writing or orally, to any such Intellectual Property. All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property on behalf of any Acquired Company (of any predecessor in interest thereto): (i) created such materials in the scope of his or her employment; (ii) is a party to a “work-for-hire” agreement under which such Acquired Company is deemed to be the original owner/author of all rights, title and interest therein; or (iii) has executed an assignment or an agreement to assign in favor of such Acquired Company (or such predecessor in interest, as applicable) of all right, title and interest in such material. Each item of Intellectual Property owned or used by or licensed to the Acquired Companies immediately prior to the Effective Time will be owned or available for use by the Acquired Companies on identical terms and conditions immediately after the Effective Time. The Acquired Companies have taken all necessary action to protect in the United States each item of Intellectual Property that they own.

(b) No Infringement. The Acquired Companies have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Acquired Companies nor any of their respective directors, managers, officers and employees with responsibility for Intellectual Property matters has ever received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation. To the Knowledge of the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Acquired Companies.

(c) Owned Intellectual Property. Section 3.13(c) of the Disclosure Schedule identifies (i) each patent, trademark registration or copyright registration that has been issued to any Acquired Company, (ii) each pending patent application or application for trademark or copyright registration that any Acquired Company has made and (iii) each license, agreement or other permission that any Acquired Company has granted to any third party with respect to Intellectual Property (together with any exceptions). The Sellers have previously provided to Encore correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property that any Acquired Company owns, (A) an Acquired Company possesses all right, title, and interest in and to the item, (B) the item is not subject to any Order and (C) no

Proceeding is pending or, to the Knowledge of the Sellers, threatened that challenges the legality, validity, enforceability, use, or ownership of the item.

(d) Licensed Intellectual Property. Section 3.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that any Acquired Company uses pursuant to any license, sublicense, agreement or permission (except that “off-the-shelf” software purchased for use in the day-to-day operations of the Business need not be so identified). The Sellers have previously provided to Encore correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date). With respect to each such item of third party Intellectual Property (including any such “off-the-shelf” software), (i) the license, sublicense, agreement or permission covering the item is (and will continue to be on substantially identical terms immediately following the Effective Time) legal, valid, binding, enforceable and in full force and effect, (ii) the license, sublicense, agreement or permission covering the item (and to the Knowledge of the Sellers, the underlying item of Intellectual Property) is not subject to any outstanding Order and (iii) no Proceeding is pending or, to the Knowledge of the Sellers, threatened that challenges the legality, validity, or enforceability of the license, sublicense, agreement or permission covering the item (and to the Knowledge of the Sellers, the underlying item of Intellectual Property).

(e) Databases; Personally Identifiable Information. Section 3.13(e) of the Disclosure Schedule describes in reasonable detail all databases of Obligors’ Personally Identifiable Information owned or used by the Acquired Companies in connection with the operation of or otherwise relating to the Business (the “Databases”), and the nature and quantity of data contained therein. Following the Closing, the Databases will have at least the same functionality as exists immediately prior to the Closing. None of the Acquired Companies have sold, assigned, leased, transferred, permitted the use of or otherwise disclosed to any Person any information contained in any of the Databases, including any Personally Identifiable Information, and all information contained in the Databases has been collected, used and maintained in accordance with all applicable privacy Laws. The consummation of the Purchase Transaction will not violate any privacy policy applicable to any Personally Identifiable Information contained in the Databases at the time such Personally Identifiable Information was collected. For purposes hereof, “Personally Identifiable Information” means information that can be used to identify or contact a Person, which may include their first and last name, physical address, e-mail address and telephone number.

3.14 Employees. Section 3.14-A of the Disclosure Schedule lists the name and address of each officer and employee of an Acquired Company as of three (3) business days prior to the Effective Time, together with their date of hire, current job title or relationship to such Acquired Company, the annual salary or hourly wage paid by the Acquired Companies to such person as of the Effective Time (and the date and amount of their last increase in salary or wages) and the amount of bonus, if any, paid to such person during the most recently completed fiscal year of the Acquired Companies. The Acquired Companies are, and have always been, in compliance in all material respects with all applicable Laws respecting terms and conditions of employment, including applicant and employee background checking, immigration Laws, discrimination Laws, verification of employment eligibility, employee leave Laws, classification of workers as employees and independent contractors, wage and hour Laws, and occupational safety and health Laws. Section 3.14-B of the Disclosure Schedule lists the name and business address of each independent contractor engaged by an Acquired Company in the conduct of the Business as of the Effective Time, together with their date of engagement, nature of services provided by them to the Acquired Companies and the periodic compensation payable to them by the Acquired Companies (or if such compensation is not payable in respect of any period of time, the aggregate compensation actually paid to them by the Acquired Companies during the most recently completed fiscal year of the Acquired Companies and during the current fiscal year through April 30, 2012. There are no Proceedings pending or, to the Knowledge of the Sellers, reasonably expected or threatened, between any Acquired Company, on the one hand, and any or all of its current or former employees, on the other hand (including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic advantage). There are no claims pending (or, to the Knowledge of the Sellers, reasonably expected or threatened) against any Acquired Company under any workers’ compensation or long-term disability plan or policy. No Acquired Company is party to any collective bargaining agreement or other labor union contract nor, to the Knowledge of the Sellers, are there any activities or proceedings of any labor union to organize any employees of the Acquired Companies. Neither the Business nor any Acquired Company is, or has ever been, subject to any labor strike, work slowdown or stoppage, lockout or similar action by its employees. The Acquired Companies have provided or paid all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives and all other compensation that became due and payable through the date of this Agreement. No Acquired Company has instituted any “freeze” of, or delayed or deferred the grant of, any cost-of-living or other salary adjustments for any of its employees.

3.15 Employee Benefits.

(a) Section 3.15(a) of the Disclosure Schedule contains an accurate and complete list of all Employee Benefit Plans (i) maintained or sponsored by any Acquired Company, (ii) contributed to by any Acquired Company or to which any Acquired Company is obligated to contribute or (iii) with respect to which any Acquired Company has any liability or potential liability (whether direct or indirect, including all Employee Benefit Plans contributed to, maintained or sponsored by each member of the controlled group of companies, within the meaning of Sections 414(b), (c) and (m) of the Code, of which any Acquired Company is a member to the extent such Acquired Company has any liability or potential liability with respect to such Employee Benefit Plans). The Employee Benefit Plans disclosed or required to be disclosed in Section 3.15(a) of the Disclosure Schedule are referred to collectively herein as the “Company Employee Benefit Plans.”

(b) There are no plans or agreements that would prevent any Acquired Company from withdrawing from any “employee pension benefit plan” (within the meaning set forth in ERISA Sec. 3(2)) that is contributed to by an Acquired Company without any further obligation or liability. Except for the continuation coverage requirements of Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or applicable state continuation coverage Law, no Acquired Company has obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any Company Employee Benefit Plan, whether or not terminated, that provides health, life insurance, accident or other “welfare-type” benefits to current or future retirees, current or future former employees, or current or future former independent contractors, their spouses, dependents, or other beneficiaries.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event such as termination of employment or other service) (i) result in or cause any payment (whether of separation, severance or termination pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution or increase in benefits with respect to any Company Employee Benefit Plan or any current or former director, manager, officer, employee or other service provider of any Acquired Company, or give rise to any obligation to fund any such payment or benefit, (ii) limit the ability of the Acquired Companies to amend or terminate any Company Employee Benefit Plan or (iii) result in any payment or benefit that will or may be made that will be characterized as an “excess parachute payment,” within the meaning of Section 280G of the Code. None of the Company Employee Benefit Plans obligates any Acquired Company to pay separation, severance, termination or similar benefits (whether or not resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby).

(d) With respect to each Company Employee Benefit Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Effective Time shall have been made or properly accrued for on the Financial Statements. No Company Employee Benefit Plan has any unfunded liabilities.

(e) Each Company Employee Benefit Plan and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. No Acquired Company and no trustee or administrator of any Company Employee Benefit Plan, or other person has engaged in any transaction with respect to any Company Employee Benefit Plan that could subject any Acquired Company or any trustee or administrator of such Company Employee Benefit Plan, or any party dealing with such Company Employee Benefit Plan, to any Tax or penalty (whether civil or otherwise) imposed by ERISA or the Code. No Proceedings with respect to the Company Employee Benefit Plans (other than routine claims for benefits) or any fiduciary or other person dealing with such Company Employee Benefit Plans are pending or, to the Knowledge of the Sellers, threatened and there are no facts that could reasonably give rise to or reasonably be expected to give rise to any such Proceedings.

(f) No underfunded “defined benefit plan,” as such term is defined in Section 3(35) of ERISA, has been, during the six (6) years preceding the Effective Time, transferred out of the controlled group of companies (within the meaning of Sections 414(b), (c) and (m) of the Code) of which any Acquired Company is a member or was a member during such six-year period.

(g) No Seller, no Acquired Company and no officer, director, manager, employee or agent of any Acquired Company has made any statements, whether oral or written, regarding the Company Employee Benefit Plans or other compensation or benefit arrangements to be maintained (or not to be maintained) by the Acquired Companies after the Effective Time that will result in additional liability to the Acquired Companies or Encore, whether direct or indirect, in excess of any existing liability of the Acquired Companies as of the Effective Time.

(h) Each Company Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has either received a favorable determination letter from the IRS as to the qualification under the Code of such Company Employee Benefit Plan and the tax-exempt status of such related trust, or the applicable remedial amendment period for seeking such a determination has not expired. The Sellers have delivered to Encore a copy of the most recent such determination letter and nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect the qualification of such Company Employee Benefit Plan or the tax-exempt status of such related trust.

(i) With respect to each Company Employee Benefit Plan, the Sellers have provided Encore with true, complete and correct copies, to the extent applicable, of (i) all documents pursuant to which the Company Employee Benefit Plans as currently in effect are maintained, funded and administered, (ii) the two most recent annual reports (Form 5500 series) filed with the IRS (with attachments), (iii) the two most recent financial statements, and (iv) all governmental rulings, determinations, and opinions (and pending requests for rulings, determinations or opinions).

(j) No Acquired Company has any Liabilities of the kind required to be disclosed pursuant to SFAS No. 106 or SFAS No. 112.

(k) No Company Employee Benefit Plan is, or provides benefits that are, subject to Section 409A of the Code.

(l) Except as specifically provided in the Transition Services Agreement, as of the Effective Time, the Acquired Companies will cease participation in all Company Employee Benefit Plans sponsored, maintained or administered by McCombs.

3.16 Legal Compliance; Permits.

(a) Generally. The Acquired Companies are, and have been at all times since January 1, 2009, in compliance in all material respects with all applicable Laws that affect the Business, the Properties or Assets (including zoning, building code or subdivision ordinances and occupational health and safety Laws) and, to the Knowledge of the Sellers, the REO Properties and the Subject Property. No Proceeding has been filed, commenced or, to the Knowledge of the Sellers, threatened against any Acquired Company alleging any such violation. Neither any Acquired Company nor any predecessor entity has ever been charged with (or, to the Knowledge of the Sellers, has been or is now under investigation with respect to) any possible violation of any Law relating to its business, its business practices, its employment practices or the safety of working conditions in its facilities, or its employee pension or welfare benefit plans. The Acquired Companies have timely filed all material reports, data and other information required to be filed with governmental authorities under applicable Laws.

(b) Lending. Each of the Subject Receivables was originated, underwritten and documented, and has been serviced, in compliance with all applicable Laws. Each Person who originated or has had an interest in the Subject Receivables (whether as mortgagee, assignee, pledgee or otherwise) is (or, during the period in which they held and disposed of such interest, was) appropriately licensed and qualified in compliance with all applicable Laws. No fraud or unfair or deceptive trade practices were committed in connection with the origination of any of the Subject Receivables.

(c) Permits. Section 3.16(c) of the Disclosure Schedule sets forth a complete and correct list of each Business Permit, including the identity of the governmental authority issuing the Business Permit and the expiration date, if any, thereof. The Acquired Companies possess all Business Permits and all Business Permits are valid, in full force and effect and will continue to be in full force and effect immediately after the Closing; provided that all consents required to assign, transfer or issue the Business Permits to Encore are obtained prior to Closing. The Acquired Companies are in material compliance with the terms and conditions of all Business Permits and there has been no material violation by any Acquired Company (or event that with the passage of time, the giving of notice or both would constitute a violation) of any Business Permit that has not been cured or waived. No Acquired Company has received any notice of non-compliance, revocation or termination of any Business Permit or notice of any allegation, dispute or other event that would reasonably be expected to adversely affect the rights of the Acquired Companies under any such Business Permit.

(d) Environmental. The Acquired Companies are, and have always been, in compliance in all material respects with all applicable environmental Laws that affect the Business or the Properties or Assets, and no Proceeding has been filed, commenced or, to the Knowledge of the Sellers, threatened against any Acquired Company alleging any such violation. Neither any Acquired Company nor any predecessor entity has ever been charged with (or, to the Knowledge of the Sellers, has been or is now under investigation with respect to) any possible violation of any environmental Law. No Acquired Company has received any notice from any Person (including any governmental authority or the current or prior owner or operator of any property owned or leased by an Acquired Company) with respect to (i) any violation or failure to comply with any environmental Law, (ii) any obligation for any Acquired Company to undertake or bear the cost of any environmental remediation or (iii) any harm to the environment at any property owned or leased by an Acquired Company or otherwise used by an Acquired Company in connection with the Business, including off-site disposal sites. The Acquired Companies have timely filed all material reports, data and other information required to be filed with governmental authorities under applicable environmental Laws. Neither the Acquired Companies nor their respective Properties or Assets (nor, to the Knowledge of the Sellers, any Subject Property or any of the REO Properties) are subject to any Order pursuant to any environmental Law or in connection with hazardous materials or substances. No Acquired Company has disposed of, released (meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, without giving effect to any thresholds on quantity or time in any environmental Law) or placed any hazardous materials or substances on, under or at any property owned or leased by an Acquired Company or otherwise used by an Acquired Company in connection with the Business. The Acquired Companies do not have any environmental Liabilities and none of the properties and assets of the Acquired Companies are subject to any lien arising under or pursuant to any environmental Laws.

(e) Employee Disclosures. To the Knowledge of the Sellers, no employee of any Acquired Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law involving any Acquired Company or the Business. Neither any Acquired Company nor any officer or employee of any Acquired Company, nor any contractor, subcontractor or agent of any Acquired Company for which any Acquired Company may be legally responsible has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of any Acquired Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

3.17 Litigation. Section 3.17 of the Disclosure Schedule sets forth each instance in which any Acquired Company (a) is subject to any unsatisfied Order, (b) is a party to any Proceeding, (c) has been threatened to be made a party to any Proceeding or (d) has been a party to any other Proceeding at any time since its formation in which (i) the amount in controversy exceeded $25,000 or (ii) equitable relief was sought against an Acquired Company. None of the Proceedings set forth in Section 3.17 of the Disclosure Schedule could reasonably be expected to result in a Material Adverse Change. To the Knowledge of the Sellers, there is no Basis on which any other Proceeding may be brought or threatened against the Business or any Acquired Company.

3.18 Taxes.

(a) All Tax Returns that are required to be filed on or before the date hereof for, by, on behalf of or with respect to each Acquired Company have been timely filed in accordance with applicable Law with the appropriate Taxing Authority on or before the date hereof, and any recipient, payer, borrower or other third party copies of any such Tax Returns required to be delivered to any third party on or before the date hereof have been timely delivered in accordance with applicable Law to the appropriate third parties on or before the date hereof. All such Tax Returns and the information and data contained therein have been properly and accurately compiled and completed under applicable Laws and properly reflect, under applicable Laws, Liabilities for Taxes for the periods covered by such Tax Returns. All Taxes due and owing under applicable Laws by each Acquired Company (whether or not shown to be due and payable on any Tax Return) have been paid in full. No Acquired Company and no Person on behalf of any Acquired Company has requested any extension of time within which to file any Tax Return, which Tax Return has not been filed.

(b) No Acquired Company is under audit or examination by any Taxing Authority with respect to any Tax, no notice of such an audit or examination has been received by any Acquired Company, there are no matters under discussion with any Taxing Authority with respect to Taxes and, to the Knowledge of the Sellers, no audits, investigations or claims for or relating to Taxes are threatened against any Acquired Company. No issues relating to Taxes of any Acquired Company were raised by the relevant Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. The Sellers have delivered to Encore copies of all examiners’ or auditors’ reports, notices of proposed adjustments or similar correspondence received by any Acquired Company or any Seller from any Taxing Authority. There exists no proposed assessment of Taxes against any Acquired Company.

(c) All Tax Returns filed by each Acquired Company with respect to Tax years through the Tax year ended December 31, 2007, have been examined and closed by the appropriate Taxing Authority (and no deficiencies were asserted as a result of any such examinations that have not been resolved and fully paid) or are Tax Returns with respect to which the applicable period for assessment and collection under applicable Laws, after giving effect to extensions or waivers, has expired, and, with respect to all other Tax Returns, no Acquired Company has agreed to any extension or waiver of the statute of limitations applicable to any Tax, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(d) Section 3.18(d) of the Disclosure Schedule lists all federal, state, local, and foreign Tax Returns filed with respect to each Acquired Company for taxable periods ended on or after December 31, 2007, and indicates those Tax Returns that have been audited. Copies of all federal, state, local and foreign Tax Returns of each Acquired Company for all taxable periods ending on or after December 31, 2007, have been provided to Encore. No power of attorney granted by any Acquired Company with respect to any Taxes is currently in force.

(e) No Acquired Company is a party to, bound by nor has any obligation under any Tax allocation agreement, Tax sharing agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes, including any advance pricing agreement, closing agreement, compromise, ruling or other agreement with any Taxing Authority that relates to the assessment or collection of Taxes.

(f) Except for liens for property Taxes not yet due and payable, there are no Security Interests for unpaid Taxes on the assets of any Acquired Company and no claim for unpaid Taxes has been made by any Taxing Authority that could give rise to any such Security Interest.

(g) No Acquired Company (i) is, or ever has been, a member of an “affiliated group” of corporations within the meaning of Section 1504 of the Code and (ii) has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise.

(h) The aggregate liability of the Acquired Companies for unpaid Taxes for all periods ending on or before the Latest Balance Sheet Date does not exceed the amount of the current liability accrual for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the Latest Balance Sheet. Since the Latest Balance Sheet Date, no Acquired Company has incurred Taxes other than Taxes incurred in the Ordinary Course of Business.

(i) Each Acquired Company has withheld or collected and paid over to the appropriate Taxing Authority all Taxes required by applicable Law to be withheld or collected, including withholding of Taxes pursuant to Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code and similar provisions under any state, local or foreign Law, and each Acquired Company has properly received and maintained any and all certificates, forms and other documents required by applicable Law for any exemption from withholding and remitting any Taxes.

(j) No Acquired Company is a party to any agreement, contract, arrangement or plan, individually or in the aggregate, that has resulted, or could result, upon the consummation of the transactions contemplated by this Agreement, in (i) the payment of “excess parachute payments” within the meaning of Section 280G of the Code, or (ii) an obligation to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code that is imposed on such Person or any other Person.

(k) No Acquired Company has distributed securities of another Person, or has had its securities distributed by another Person, in a transaction that was purported or intended to be governed by Section 355 of the Code.

(l) Each Acquired Company has disclosed on applicable Tax Returns all positions taken therein that could give rise to a “substantial understatement of income tax” within the meaning of Section 6662 of the Code. No Acquired Company has engaged in any transaction described as a “reportable transaction” in Treasury Regulations Section 1.6011-4(b), including any transaction that is the same or substantially similar to a transaction that the IRS has determined to be a Tax avoidance transaction or that the IRS has identified through a notice, Treasury Regulation or other form of published guidance as a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(m) No Acquired Company owns a direct interest in real estate that as a result of the consummation of the transactions contemplated by this Agreement would result in the imposition of any realty transfer Tax or similar Tax.

(n) The Sellers have provided to Encore true, accurate and complete copies of all written memoranda or opinions of advisors relating or pertaining to any Tax of the Acquired Companies.

(o) Each of Propel and BNC is, and at all times since January 1, 2010, and prior to and at the Effective Time has been and will be, classified as a partnership for U.S. federal Tax purposes under Treasury Regulations §§ 301.7701-2 and 301.7701-3 (and state, local, and foreign Tax purposes where applicable) (a “Partnership”), and no election has been or will be filed, no action has been or will be taken and no failure to act has occurred or will occur, in each case prior to the Effective Time, that would result in any Acquired Company being classified at the Effective Time as an entity that is not a Partnership for U.S. federal Tax purposes (and state, local, and foreign Tax purposes where applicable). Each of Propel and BNC was, at all times since its formation or organization through December 31, 2009, disregarded as an entity for U.S. federal Tax purposes under Treasury Regulations §§ 301.7701-2 and 301.7701-3 (and state, local, and foreign Tax purposes where applicable).

(p) Each of RPV and RPH is, and at all times since its formation or organization and prior to and at the Effective Time has been, classified as a Partnership for U.S. federal Tax purposes (and state, local, and foreign Tax purposes where applicable), and no election has been or will be filed, no action has been or will be taken and no failure to act has occurred or will occur, in each case prior to the Effective Time, that would result in RPV or RPH being classified at the Effective Time as an entity that is not a Partnership for U.S. federal Tax purposes (and state, local, and foreign Tax purposes where applicable).

(q) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any:

(i) change in the method of accounting for a taxable period ending on or prior to the Effective Time;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Effective Time;

(iii) intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);

(iv) installment sale or open transaction disposition made on or prior to the Effective Time; or

(v) prepaid amount received on or prior to the Effective Time.

(r) No claim has ever been made by any governmental authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that any of the Acquired Companies is or may be subject to taxation by that jurisdiction and there is no basis for any such claim to be made.

(s) None of the Acquired Companies has ever acquired or owned any interest in any entity classified as a corporation for U.S. federal Tax purposes under Treasury Regulations Sections 301.7701-2 and 301.7701-3 (and state, local, and foreign Tax purposes where applicable).

3.19 Insurance. Section 3.19 of the Disclosure Schedule lists each insurance policy and self-insurance program maintained by each Acquired Company (excluding Company Employee Benefit Plans). The policies of insurance maintained by each Acquired Company cover such risks, and are in such amounts and with such deductibles and exclusions, as are reasonable for the business transacted by such Acquired Company and for its respective properties and assets. All such insurance policies are in full force and effect, and no Acquired Company is in default with respect to its obligations under any of such insurance policies (including with respect to the payment of premiums), and no event has occurred that, with notice or the lapse of time or both, would constitute such a default or permit termination, modification or acceleration under such policy. No Acquired Company and no Seller has received any written notice from or on behalf of any insurance carrier issuing policies relating to or covering any Acquired Company, the Business or their respective Properties or Assets that there has been or will be a cancellation or non-renewal of, or any material premium increase with respect to, any existing policies. There is no material claim by any Acquired Company pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy. To the extent that any Acquired Company self-insures any of its properties or risks, such self-insurance protects against such casualties and contingencies and at such levels as are in accordance with reasonable business practices.

3.20 Illegal or Improper Payments. Neither the Acquired Companies, nor any of their respective predecessor entities (if any), nor any of their respective owners, Affiliates, managers, officers, employees, nor any other Person acting on the behalf of an Acquired Company, has ever:

(a) made any illegal political contributions;

(b) been involved in the disbursement or receipt of company funds outside of the Acquired Companies’ normal internal control systems of accountability;

(c) made or received payments, whether direct or indirect, to or from foreign or domestic governments, officials, employees or agents for purposes other than the satisfaction of lawful obligations, or been involved in any transaction that has or had as its intended effect the transfer of funds or assets in the manner described; or

(d) been involved in the improper or inaccurate recording of payments and receipts on the accounting books of the Acquired Companies or any other matters of a similar nature involving disbursements of any Acquired Company’s funds or assets.

3.21 Related Party Transactions. No Related Party (a) is a party to any Company Contract or any other Contract that pertains to the Business or (b) has any interest in any property used in or pertaining to the Business, other than (i) Contracts for employment set forth in Section 3.10(b)(v) of the Disclosure Schedule, (ii) Contracts listed in Section 3.21 of the Disclosure Schedule and (iii) salaries, expense reimbursement and Company Employee Benefit Plans in respect of employment in the Ordinary Course of Business. Section 3.21 of the Disclosure Schedule sets forth a complete and correct list of each asset or property (including Intellectual Property licenses) and service provided or made available by McCombs to one or more of the Acquired Companies at any time during the twelve (12) month period immediately preceding the Effective Time, whether or not pursuant to a Contract.

3.22 Arizona Tax Liens. Section 3.22 of the Disclosure Schedule sets forth a complete and accurate list of each Arizona Tax Lien as of the date that is five (5) Business Days prior to the Closing Date, including (i) the purchase price paid by the Acquired Companies for such Arizona Tax Lien, (ii) the dollar amount secured by such Arizona Tax Lien and (iii) the address, tax block and lot identification number and parcel identification number of the real property that secures such Arizona Tax Lien. Each of the Arizona Tax Liens was purchased or otherwise acquired by the Acquired Companies on or after January 1, 2012. The Sellers have provided Encore with a true and correct electronic copy of Section 3.22 of the Disclosure Schedule formatted in accordance with the reasonable requirements of Encore.

3.23 Brokers’ Fees. No Seller and no Acquired Company has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.24 Disclosure. The representations and warranties made by the Sellers in this Agreement and in the schedules to this Agreement (including the Disclosure Schedule), when read together, do not contain any untrue statement of a material fact, and do not omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

WITH RESPECT TO THEMSELVES

As a material inducement to Encore to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller hereby represents and warrants to Encore that the statements contained in this Article 4 are correct and complete as to such Seller as of the date of this Agreement.

4.1 Organization; Power and Authority. Such Seller is a limited liability company or limited partnership, duly organized, validly existing and in good standing under the Laws of the State of Texas. Such Seller has full power and authority to own, lease and operate its properties and to conduct its business as currently conducted.

4.2 Authorization of Transaction. Such Seller has full power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which such Seller is to be a party, to perform its obligations under this Agreement and such other agreements and to consummate the transactions contemplated by this Agreement. The execution and delivery by such Seller of this Agreement and the other agreements contemplated hereby to which such Seller is to be a party, the performance by such Seller of its obligations under this Agreement and such other agreements and the consummation by such Seller of the transactions contemplated by this Agreement have been duly authorized on behalf of such Seller by all necessary limited liability company or partnership action, as applicable.

4.3 Due Execution; Enforceability. This Agreement and the other agreements contemplated hereby to which such Seller is to be a party has been duly and validly executed and delivered by such Seller. This Agreement and the other agreements contemplated hereby to which such Seller is to be a party constitute the valid and legally binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) Laws relating to the availability of specific performance and/or other equitable remedies.

4.4 Non-contravention. Neither the execution and delivery by such Seller of this Agreement and the other agreements contemplated hereby to which such Seller is to be a party, nor the consummation by such Seller of the transactions contemplated hereby or thereby, will (a) violate any Law, Order or other restriction to which such Seller is subject or (b) violate or conflict with in any material respect, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any authorization, consent, approval, execution or other action by or notice to any third party under any Contract or any Security Interest to which such Seller is a party, by which such Seller is bound or to which such Seller’s assets are subject.

4.5 Governmental Consent. Such Seller is not required to make any declaration to or registration or filing with, or to obtain any permit, license, consent, accreditation, exemption, approval or authorization from, any governmental or regulatory authority in connection with the execution and delivery by such Seller of this Agreement and the other agreements contemplated hereby to which such Seller is to be a party or the consummation by such Seller of the transactions contemplated hereby or thereby.

4.6 Litigation. No Order is in effect, and no Proceeding is pending (or, to the knowledge of such Seller, threatened) by or before any governmental entity (foreign or domestic), against such Seller that, individually or in the aggregate, could reasonably be expected to prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement.

4.7 Title to Securities. Such Seller (a) is the sole record and beneficial owner of the Purchased Securities set forth adjacent to its name in Table 1 on Schedule I attached hereto, (b) owns such Purchased Securities free and clear of all Security Interests and (c) has the sole power to vote and dispose of such securities. There are no outstanding or authorized options, warrants, rights, contracts, rights of first refusal or first offer, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which such Seller is a party, or that are binding upon such Seller, providing for the issuance, disposition or acquisition of any Acquired Company’s equity securities. There are no voting trusts, proxies or any other agreements, restrictions or understandings with respect to the voting of the limited liability company interests or other equity securities of any Acquired Company to which such Seller is a party, or that are binding upon such Seller, other than as set forth in such Acquired Company’s limited liability company agreement or operating agreement as previously provided to Encore. The Parties except from this representation and warranty the restrictions against the transfer of the Purchased Securities and the rights of the Sellers and the Acquired Companies to purchase the Purchased Securities upon the occurrence of certain events, all of which are expressly stated in the Acquired Companies’ respective company agreements previously provided to Encore.

4.8 Interest in Purchase Price. Section 4.8 of the Disclosure Schedule sets forth the name of each record holder of equity securities of such Seller. Such Seller has no Liability or current intention to pay or otherwise share any portion of the Purchase Price to be received by such Seller with any employee of the Acquired Companies.

4.9 Brokers’ Fees. Such Seller does not have any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Encore, any Acquired Company or any other Person (other than a Seller) could become liable or otherwise obligated.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF ENCORE

As a material inducement to the Sellers to execute this Agreement and consummate the transactions contemplated hereby, Encore hereby represents and warrants to the Sellers that the statements contained in this Article 5 are correct and complete as of the date of this Agreement.

5.1 Organization; Power and Authority. Encore is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Encore has full power and authority to own, lease and operate its properties and to conduct its business as currently conducted.

5.2 Authorization of Transaction. Encore has full power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which Encore is to be a party, to perform its obligations under this Agreement and such other agreements and to consummate the transactions contemplated by this Agreement. The execution and delivery by Encore of this Agreement and the other agreements contemplated hereby to which Encore is to be a party, the performance by Encore of its obligations under this Agreement and such other agreements and the consummation by Encore of the transactions contemplated by this Agreement have been duly authorized on behalf of Encore by all necessary limited liability company action.

5.3 Due Execution; Enforceability. This Agreement and the other agreements contemplated hereby to which Encore is to be a party have been duly and validly executed and delivered by Encore. This Agreement and the other agreements contemplated hereby to which Encore is to be a party constitute the valid and legally binding obligations of Encore, enforceable against Encore in accordance with their respective terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) Laws relating to the availability of specific performance and/or other equitable remedies.

5.4 Non-contravention. Neither the execution and delivery by Encore of this Agreement and the other agreements contemplated hereby to which Encore is to be a party, nor the consummation by Encore of the transactions contemplated hereby or thereby, will (a) violate any Law, Order or other restriction to which Encore is subject, (b) violate or conflict with any provision of the Certificate of Formation or limited liability company agreement of Encore or (c) violate or conflict with in any material respect, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any authorization, consent, approval, execution or other action by or notice to any third party under any Contract or any Security Interest to which Encore is a party or by which it is bound or to which any of its assets are subject.

5.5 Governmental Consent. Encore is not required to make any declaration to or registration or filing with, or to obtain any permit, license, consent, accreditation, exemption, approval or authorization from, any governmental or regulatory authority in connection with the execution and delivery by Encore of this Agreement and the other agreements contemplated hereby to which Encore is to be a party or the consummation by Encore of the transactions contemplated hereby or thereby.

5.6 Brokers’ Fees. Encore has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

5.7 Industry Experience. Encore’s Affiliates, on behalf of Encore, are experienced in purchasing and collecting defaulted consumer receivables throughout the United States. Encore’s Affiliates, on behalf of Encore, by reason of their managements’ business or financial experience, have the capacity to protect Encore’s own interests in connection with the transactions contemplated hereby. Encore’s Affiliates, on behalf of Encore, have substantial experience in evaluating and investing in private placement transactions of securities so that they are capable of evaluating the merits and risks of Encore’s purchase of the Purchased Securities and have the capacity to protect Encore’s own interests. Encore is acquiring the Purchased Securities for its own account for investment only, and not with a view towards distribution. Encore understands that the Purchased Securities have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, or any state securities Law, and (ii) the Purchased Securities are being sold to Encore pursuant to an exemption from registration contained in the Securities Act based in part upon such Encore’s representations contained in this Agreement.

ARTICLE 6

COVENANTS

6.1 Further Assurances. After the Closing, and without further consideration, each Seller covenants and agrees that it will execute and deliver to Encore such further instruments of transfer and assignment as Encore may reasonably request in order to more effectively convey and transfer the Purchased Securities to Encore (or its permitted assignee). Each Party covenants and agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby.

6.2 Confidential Information.

(a) Definition. “Confidential Information” means (i) the terms and conditions of this Agreement (including the consideration to be paid hereunder) and the course of dealing between the Parties hereunder (including any dispute between the Parties), and (ii) any trade secrets, know-how, technical data or proprietary information of any Acquired Company, including information relating to products, properties, services, processes, designs, formulas, developmental or experimental work, improvements, discoveries, plans for research or products, databases, computer programs, other original works of authorship, marketing and sales plans, business plans, proprietary lending strategies, budgets and financial information, prices and costs, customer lists, supplier lists, information regarding the skills and compensation of the employees and contractors of any Acquired Company and other non-public business information. The term “Confidential Information” includes all of the foregoing information, rights and materials, whether tangible or intangible, whether oral or in written, electronic or other form, in all stages of research and development, and whether now existing, or previously developed or created. “Confidential Information” does not include any information that is or becomes generally available to the public other than as a result, directly or indirectly, of a breach of this Section 6.2, or other legal or fiduciary obligation of confidentiality owing to Encore or any Acquired Company, by any Person that is subject to this Section 6.2.

(b) Covenant. Each Seller covenants and agrees that it will (and that it will cause each of its Affiliates, employees, agents and representatives to), at all times after the Effective Time, maintain the confidentiality of the Confidential Information, using procedures no less rigorous than those used to protect and preserve the confidentiality of its own proprietary information and not, directly or indirectly: (i) use, disclose or permit any other Person to have access to any Confidential Information (except in the good faith performance of any employment or contractual obligations owed to any Acquired Company or, subject to Section 6.2(c), as required by applicable Law or legal process), (ii) sell, license or otherwise exploit any products or services that embody, in whole or in part, any Confidential Information or (iii) take any other action with respect to the Confidential Information that is inconsistent with the confidential and proprietary nature thereof.

(c) Compulsory Disclosure. If any Person that is subject to this Section 6.2 is requested or required to disclose any Confidential Information pursuant to a subpoena, court order or other similar process, such Person must provide notice to Encore of such request or requirement so that Encore may seek an appropriate protective order. In the event that no such protective order is issued and such Person is, in the opinion of its counsel, compelled to disclose such Confidential Information under pain of liability for contempt of court or other censure or penalty, such Person may disclose such Confidential Information in accordance with and for the limited purpose of compliance with such subpoena, court order or process, without liability under this Section 6.2.

(d) Termination of Prior Letter Agreement. Effective as of the Effective Time, that certain Amended and Restated Mutual Non-Disclosure Agreement, dated as of January 10, 2012, by and between Encore and Propel, shall terminate and be of no further force and effect.

6.3 Releases. Effective as of the Effective Time, and in consideration of the payment of the portion of the Purchase Price payable to each Seller at the Closing, each Seller (on behalf of itself and its respective Related Parties) hereby forever waives, releases and discharges each of the Acquired Companies and their respective directors, managers, officers, members, owners, present and former affiliated entities, principals, employees, licensees, predecessors, successors, assigns, agents, attorneys and affiliates (the “Released Parties”) of and from any and all causes of actions, suits, debts, obligations, liabilities, proceedings, orders, damages, judgments, claims, rights, demands and remedies of any nature, whether known or unknown, foreseeable or unforeseeable, liquidated or unliquidated, or insured or uninsured that such Seller has, has ever had or may hereafter have against any of the Released Parties arising out of or relating to events occurring or circumstances existing on or before the Effective Time, including (a) the investment by such Seller in one or more of the Acquired Companies, (b) any actions or omissions to act by the Released Parties in connection with the ownership or operation of each Acquired Company’s business, (c) the allocation of the Purchase Price among the Sellers and (d) pursuant to the terms of any Contract described in Section 2.6(b)(xviii); provided, however, that the foregoing shall not waive, release or discharge (i) any Released Party from any obligations set forth in this Agreement, or in any other Contract to be executed and delivered at the Closing pursuant to Section 2.6, to the extent such obligations are to be paid or performed after the Effective Time or (ii) any Acquired Company from any obligations of such Acquired Company to pay or provide to any Related Party of a Seller who is employed by an Acquired Company as of the Effective Time (A) the ordinary salary, wages and bonuses earned by such person during the Acquired Companies’ current payroll period through and including the Effective Time and (B) benefits to which such person is entitled under the Company Employee Benefit Plans in which such person participates (to the extent relating to the period prior to the Effective Time), in each case excluding any change of control, severance, retention or transaction payments or any other one-time transaction bonuses or fees. No Seller shall be entitled to contribution from, subrogation to or recovery against any Acquired Company with respect to any liability of any Seller that may arise under or pursuant to this Agreement or any other agreements and documents executed in connection with or to be executed in connection with the transactions contemplated by this Agreement.

6.4 Employee Benefit Plans. Encore shall cause Encore Capital Group, Inc. to permit the employees of the Acquired Companies as of the Effective Time to participate in the Encore Capital Group, Inc. 401(k) Retirement Savings Plan, with service with the Acquired Companies deemed service with Encore Capital Group, Inc. for purposes of any length of service requirements, waiting periods and vesting periods. In addition, Encore shall cause Encore Capital Group, Inc. to permit John P. “Jack” Nelson and Fernando G. Peralta (employees of one or more of the Sellers immediately prior to the Effective Time who were substantially engaged in the conduct of the Business and who will be employed by Encore as of the Effective Time) to participate in the Encore Capital Group, Inc. 401(k) Retirement Savings Plan, with service with the Sellers in connection with the Business deemed service with Encore Capital Group, Inc. for purposes of any length of service requirements, waiting periods and vesting periods.

6.5 Cash Balance. As of the Closing, the Sellers shall cause the Acquired Companies to maintain a minimum amount of cash in each of their respective depositary accounts sufficient to cover all checks or other drafts issued prior to the Closing but that have not cleared as of the Closing.

ARTICLE 7

INDEMNIFICATION

7.1 Risk Allocation. The representations, warranties, covenants and agreements made herein are intended, among other things, to allocate among the Parties the risks inherent in the transactions contemplated by this Agreement. Accordingly, an Indemnified Party shall be entitled to the remedies prescribed in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement regardless of whether such Indemnified Party (or any employee, representative or agent of such Indemnified Party) knew or had reason to know of such breach. The right to indemnification, reimbursement or other remedy based on such representations, warranties, covenants and agreements will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. With respect to any claim for indemnification under this Article 7 relating to a breach of a representation or warranty that contains a materiality qualifier (including “in all material respects” and “Material Adverse Change”), such materiality qualifier will be disregarded for purposes of determining whether a breach of such representation and warranty has occurred and for purposes of determining the amount of the Losses arising out of such breach (other than the use of “Material Adverse Change” in the first sentence of Section 3.9 and “material” in Section 3.8(b), which shall not be disregarded).

7.2 Survival.

(a) Representations and Warranties. The representations and warranties of the Sellers and Encore set forth in this Agreement, and in any certificate or instrument delivered at the Closing, shall survive the execution and delivery of this Agreement and the Closing and continue in full force and effect thereafter until the two-year anniversary of the Effective Time, except that (i) the representations and warranties set forth in Section 3.12 (Receivables) and Section 3.16 (Legal Compliance; Permits) will survive until the three-year anniversary of the Effective Time, (ii) the representations and warranties set forth in Section 3.15 (Employee Benefits) and Section 3.18 (Taxes) will survive until thirty (30) days after the expiration of the statute of limitations applicable thereto and (iii) the representations and warranties set forth in Section 3.7 (Capitalization), Section 4.1 (Organization; Power and Authority), Section 4.2 (Authorization of Transaction), Section 4.3 (Due Execution; Enforceability) and Section 4.7 (Title to Securities) will survive indefinitely. No claim for indemnification pursuant to Section 7.3 or Section 7.4 based on the breach of a representation or warranty may be asserted after the date on which such representation or warranty expires, except to the extent that such claim is based on fraud in which case it may be asserted at any time prior to the expiration of the statute of limitations applicable thereto. A claim for indemnification pursuant to Section 7.3 or Section 7.4 based on the breach of a representation or warranty that is asserted prior to the date on which such representation or warranty expires may be maintained until such claim is finally resolved in accordance with this Article 7.

(b) Covenants. All covenants and agreements made by the Parties in this Agreement shall survive the execution and delivery of this Agreement and the Closing and continue in full force and effect thereafter for so long as such covenants remain executory in nature.

7.3 Indemnification by the Sellers. Subject to the limitations set forth in Section 7.6, from and after the Effective Time, the Sellers shall be obligated to indemnify, defend and hold harmless (including by reimbursement for Losses) Encore and its Affiliates (including the Acquired Companies) and their respective directors, managers, officers, employees and agents (collectively, the “Encore

Indemnitees”) from and against the entirety of any Loss that any Encore Indemnitee may suffer that results from, arises out of, relates to, is in the nature of, or is caused by, any one or more of the following:

(a) any breach or inaccuracy of any representation or warranty contained in Article 3 or in any certificate or instrument delivered at the Closing by or on behalf of the Sellers (or any allegation by a third party that, if true, would constitute such a breach or inaccuracy);

(b) any breach or inaccuracy of any representation or warranty contained in Article 4 (or any allegation by a third party that, if true, would constitute such a breach or inaccuracy);

(c) any breach or non-performance by any Seller of any covenant, agreement or undertaking contained in this Agreement;

(d) any claim by or through any member, owner, manager, officer or employee (or former member, owner, officer or employee) of any Acquired Company or any predecessor entity (including Sam Feldman) for any payment (or alleged payment) arising out of, relating to or resulting from this Agreement, the consummation of the Purchase Transaction or the other transactions contemplated by this Agreement, including any claim for any change in control, transaction bonus, severance payment or any entitlement to the Purchase Price (or any portion thereof or interest therein), based on any obligation or liability arising or existing prior to the Effective Time;

(e) the existence, ownership, operation, dissolution, business, assets or liabilities of Tax Lien Processing, LLC, a Texas limited liability company, Propel Insurance, LLC, a Texas limited liability company or Mineral Financial Services, LLC;

(f) the Arizona Tax Liens, including the amount, if any, by which the aggregate amount realized upon the redemption, foreclosure, liquidation or other disposition of any Arizona Tax Lien that is owned by an Acquired Company at the Effective Time, if any, is less than the portion of the Arizona Lien Price attributable to such Arizona Tax Lien (after giving effect to all Losses incurred in connection with the exercise of remedies in respect thereof, including foreclosure Proceedings, and other costs and expenses of such redemption, foreclosure, liquidation or other disposition);

(g) any violation of Section 351.151 or Section 351.162 of the Texas Finance Code with respect to the Acquired Companies’ place of business located in Cameron County, Texas;

(h) any liability or obligation of BNC to pay any amount in respect of the ReTax Funding Obligation, after giving effect to the “ReTax Closing Payment” paid by Encore pursuant to Section 2.3(b)(ii);

(i) that certain Servicing Agreement, dated June 11, 2010, by and between Propel and Hayman Capital Master Fund, L.P. or that certain Tax Lien Purchase Agreement, dated May 4, 2012, by and between Propel and Hayman Capital Master Fund, L.P., or the transactions contemplated by either of such Contracts;

(j) any Proceeding disclosed or required to be disclosed in Section 3.17 of the Disclosure Schedule;

(k) any Tax audit disclosed or required to be disclosed in Section 3.18(b) of the Disclosure Schedule; and

(l) any and all Taxes imposed on, or pertaining or attributable to any of the Acquired Companies with respect to any Pre-Closing Tax Period and any and all Taxes allocated to a Pre-Closing Tax Period pursuant to the terms of Section 8.2 and Section 8.3 that have not been paid prior to the Effective Time; provided that the amount of any payment due under this Section 7.3(k) shall be reduced by the specific amount of any such Tax set forth as a current liability on the Reconciliation Statement that has become final and binding pursuant to Section 2.4.

With respect to Section 7.3(f), after the Effective Time, Encore will cause Propel to exercise commercially reasonable efforts to collect the amounts due to Propel pursuant to the Arizona Tax Liens. At the request of the Seller Representative (which may not be made more frequently than once during each period of three (3) consecutive months), Encore will inform the Seller Representative of outstanding balances due on the collections of the Arizona Tax Liens. To the extent that the Sellers indemnify the Encore Indemnitees for any Losses pursuant to Section 7.3(f) in connection with the redemption, foreclosure, liquidation or other disposition of any Arizona Tax Lien, Encore will cause Propel to assign to the Seller Representative all of Propel’s rights in respect of such Arizona Tax Lien, without recourse.

With respect to Section 7.3(j), Encore will grant a designee of the Seller Representative a power of attorney on IRS Form 2848 for purposes of resolving such disclosed Tax audit; provided, Sellers shall be liable for paying any amounts that may be due to the IRS at the conclusion of the audit and Sellers will be entitled to any refunds owing to the taxpayer affected by such Tax audit.

7.4 Indemnification by Encore. From and after the Effective Time, Encore shall be obligated to indemnify, defend and hold harmless (including by reimbursement for Losses) each Seller and its Affiliates and their respective directors, officers, employees and agents (collectively, the “Seller Indemnitees”) from and against the entirety of any Loss that any Seller Indemnitee may suffer that results from, arises out of, relates to, is in the nature of, or is caused by, any one or more of the following:

(a) any breach or inaccuracy of any representation or warranty contained in Article 5 or in any certificate or instrument delivered at the Closing by or on behalf of Encore (or any allegation by a third party that, if true, would constitute such a breach or inaccuracy);

(b) any breach or non-performance by Encore of any covenant, agreement or undertaking contained in this Agreement; and

(c) any matter arising out of the operation of the Business after the Effective Time.

7.5 Matters Involving Third Parties.

(a) Notice. If any third party (including any Taxing Authority) shall make or assert a claim against any party entitled to indemnification hereunder (the “Indemnified Party”) with respect to any matter that may give rise to a claim for indemnification against a party required to provide indemnification under this Article 7 (the “Indemnifying Party”), then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation under this Agreement unless (and then solely to the extent) the Indemnifying Party is damaged or prejudiced thereby.

(b) Defense and Settlement of Claims. In the case of any such claim pursuant to which only the recovery of a sum of money is being sought and the Indemnifying Party enters into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnified Party) for all Losses relating to such claim, the Indemnifying Party may, by giving written notice to the Indemnified Party, assume the defense thereof. In such case, (i) the Indemnifying Party will defend the Indemnified Party against such matter with counsel of its choice reasonably satisfactory to the Indemnified Party, subject to approval of an insurance company providing coverage for the Losses, if any, and (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of any separate counsel to the Indemnified Party incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense). In the event that the Indemnifying Party is not entitled to, or does not, assume control of the defense of a claim pursuant to the terms of this Section 7.5(b), the Indemnifying Party may retain separate co-counsel at its sole cost and expense to participate in such defense and, in any event, the Indemnified Party shall (A) provide the Indemnifying Party with all material information requested by such party relating to the defense of such claim, (B) confer with the Indemnifying Party as to the most cost-effective manner in which to defend such claim and (C) use its reasonable efforts to minimize the cost of defending such claim. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to such matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to such matter without the written consent of the Indemnified Party (not to be withheld unreasonably). Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such claim, but the Indemnifying Party will not be bound by any determination of any claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

7.6 Limitations on Liability.

(a) Basket.

(i) The Encore Indemnitees shall not be entitled to indemnification under Section 7.3(a) or Section 7.3(b) unless the aggregate amount of all Losses for which indemnification under Section 7.3(a) and Section 7.3(b) is sought by the Encore Indemnitees, collectively, exceeds $500,000 (the “Threshold Amount”), at which time the Encore Indemnitees shall be entitled to indemnification for all such Losses to the first dollar without reduction by the Threshold Amount; provided, however, that the limitation set forth in this Section 7.6(a)(i) shall not be applicable to any Losses resulting from either (A) fraud or (B) any breach or inaccuracy (or any allegation by a third party that, if true, would constitute a breach or inaccuracy) of the representations and warranties set forth in Section 3.7 (Capitalization), Section 3.12 (Receivables), Section 3.15 (Employee Benefits), Section 3.16 (Legal Compliance; Permits), Section 3.18 (Taxes) or Section 4.7 (Title to Securities).

(ii) The Seller Indemnitees shall not be entitled to indemnification under Section 7.4(a) unless the aggregate amount of all Losses for which indemnification under Section 7.4(a) is sought by the Seller Indemnitees, collectively, exceeds the Threshold Amount, at which time the Seller Indemnitees shall be entitled to indemnification for all such Losses to the first dollar without reduction by the Threshold Amount; provided, however, that the limitation set forth in this Section 7.6(a)(ii) shall not be applicable to any Losses resulting from fraud.

(b) Cap. The aggregate liability of the Sellers to the Encore Indemnitees pursuant to Section 7.3(a) and Section 7.3(b) shall not exceed $10,000,000 (and the liability of each Seller to the Encore Indemnitees pursuant to Section 7.3(a) and Section 7.3(b) shall not exceed an amount equal to $10,000,000 multiplied by such Seller’s Percentage Interest) and the aggregate liability of Encore to the Seller Indemnitees pursuant to Section 7.4(a) shall not exceed $10,000,000; provided, however, that the limitations set forth in this Section 7.6(b) shall not be applicable to any Losses resulting from either (i) fraud or (ii) any breach or inaccuracy (or any allegation by a third party that, if true, would constitute a breach or inaccuracy) of the representations and warranties set forth in Section 3.7 (Capitalization), Section 3.12 (Receivables), Section 3.15 (Employee Benefits), Section 3.16 (Legal Compliance; Permits), Section 3.18 (Taxes) or Section 4.7 (Title to Securities).

(c) Limited Liability of the Sellers. Notwithstanding anything to the contrary in this Agreement, a Seller shall not be liable to the Encore Indemnitees for:

(i) any Losses that any Encore Indemnitee may suffer as a result of any matter described in Section 7.3(b) or Section 7.3(c) to the extent that such matter relates to (A) the breach or inaccuracy of the representations and warranties made by or on behalf of any Seller other than such Seller or (B) the breach or non-performance by any Seller other than such Seller of any covenant, agreement or undertaking contained in this Agreement; or

(ii) the portion of any Losses that any Encore Indemnitee may suffer as a result of any matter described in Section 7.3(a), Section 7.3(d), Section 7.3(e), Section 7.3(f), Section 7.3(g), Section 7.3(h), Section 7.3(i), Section 7.3(j) or Section 7.3(k) that are in excess of the amount of such Losses multiplied by (A) with respect to any such Losses (or any portion thereof) that are clearly attributable solely to Propel and/or BNC, on the one hand, or solely to RPV and/or RPH, on the other hand, such Seller’s ownership beneficial interest in such Acquired Companies as provided in Table 7.6(c)(ii)(A) below, or (B) with respect to all other such Losses (or any portion thereof), such Seller’s Percentage Interest.

Table 7.6(c)(ii)(A)
Sellers	Acquired Companies
	Propel and/or BNC	RPV or RPH
McCombs	90.01%	45%
JHBC	9.99%	5%
TTL	0%	50%

(d) Disclaimer of Special Damages. Each Party waives any rights to assert or receive any indirect, consequential, special, exemplary or punitive damages suffered or incurred by such Party as a result of the breach by another Party of any of its representations, warranties or obligations hereunder. For purposes of the foregoing, actual damages may, however, include indirect, consequential, special, exemplary or punitive damages to the extent that (a) the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a third party that is not an Indemnified Party or an Affiliate of any Indemnified Party and (b) such damages are required to be paid by an Indemnified Party to a third party.

7.7 Procedures for Assertion of Claims.

(a) Claim Certificate. In connection with any claim (including any Tax claim) for reimbursement of Losses subject to indemnification under this Article 7, including any Losses attributable to matters subject to Section 7.5 that are not paid by an Indemnifying Party directly to third parties, the Party seeking reimbursement (the “Claimant”) shall prepare, and deliver to the party from which reimbursement is sought (the “Respondent”), a certificate (a “Claim Certificate”): (i) stating that the Claimant has paid or sustained Losses subject to indemnification pursuant to this Article 7 and (ii) specifying in reasonable detail the Loss included in the amount so stated.

(b) Resolution of Claims. As soon as practicable following the delivery of a Claim Certificate, the Seller Representative and Encore shall attempt to agree upon the rights of the respective parties with respect to each claim set forth therein. If the Seller Representative and Encore should so agree, a written memorandum setting forth such agreement shall be prepared and signed by the Seller Representative and Encore, and a copy of such memorandum shall be delivered to the Claimant and the Respondent. Such memorandum and the agreements contained therein shall be final and binding on the Seller Representative, Encore, the Claimant, the Respondent and all other Persons having any interest therein.

(c) Failure to Resolve Objections. If the Seller Representative and Encore cannot agree upon the rights of the respective parties with respect to each of the claims in a Claim Certificate within thirty (30) days after delivery of the Claim Certificate (as such period may be extended only by mutual written agreement of the Seller Representative and Encore, by giving notice thereof to the Claimant and the Respondent), the Claimant may pursue any and all legal remedies that may be available to it.

(d) Entitlement to Indemnity. The Claimant shall be entitled to receive payment for all amounts that the Respondent (i) has agreed in writing to pay, (ii) is obligated to pay pursuant to a written memorandum between the Seller Representative and Encore pursuant to Section 7.7(b) or (iii) has been found liable to pay pursuant to a final order of a court of competent jurisdiction.

(e) Payment of Claims. The Respondent shall pay all amounts to which a Claimant is entitled promptly upon demand of the Claimant by certified check or wire transfer of immediately available funds, as the Claimant may specify.

7.8 Recourse to Holdback. For so long as the Escrow Agreement is in full force and effect and to the extent that sufficient funds are held in the escrow account governed by the Escrow Agreement, an Encore Indemnitee shall make a claim first against the Holdback in accordance with the Escrow Agreement for reimbursement of any amount that an Encore Indemnitee is entitled to receive pursuant to Section 7.7(d), and only to the extent that such entitlement is not satisfied from the Holdback will such Encore Indemnitee be entitled to a direct payment pursuant to Section 7.7(e).

7.9 Insurance. Effective as of the Effective Time, Encore will obtain an errors and omissions tail insurance policy with respect to the conduct of the Business by the Acquired Companies prior to the Effective Time (the “Tail Policy”). The Seller Representative (on behalf of the Sellers), within ten (10) Business Days after receiving from an Encore Indemnitee a notice of third party claim given pursuant to Section 7.5(a) or a Claim Certificate given pursuant to Section 7.7(a), shall have the right to require Encore to make a claim under the Tail Policy with respect to the claim described in such notice of third party claim or Claim Certificate by providing to Encore (a) a notice of claim election under this Section 7.9 and (b) reimbursement of Encore, by wire transfer of immediately available funds, by the Seller Representative or the Sellers of the amount of the premium paid by Encore for the Tail Policy (the amount of which shall be disclosed by Encore to the Seller Representative at or prior to the Closing), unless such premium shall have been previously reimbursed to Encore in connection with a prior claim. Upon Encore’s receipt of such notice of claim election and reimbursement, Encore shall make a claim under the Tail Policy with respect to the claim described in such notice of third party claim or Claim Certificate on a prompt basis in the manner required by the insurance carrier. Encore shall diligently pursue each claim so made under the Tail Policy and the Sellers and Encore shall each use all commercially reasonable efforts to cooperate with one another and the insurance carrier in the prosecution of each such claim. In the event that Encore receives insurance proceeds under the Tail Policy with respect to Losses for which an Encore Indemnitee has made an indemnification claim prior to the date on which the Sellers are required pursuant to this Article 7 to pay such indemnification claim, the indemnification claim shall be reduced by an amount equal to such insurance proceeds actually received by Encore (after giving effect to any applicable deductibles), less all reasonable out-of-pocket costs incurred by Encore in obtaining such insurance proceeds. If such insurance proceeds are received by Encore after the date on which the Sellers paid the Encore Indemnitee for an indemnification claim, Encore shall, no later than ten (10) days after the receipt of such insurance proceeds, reimburse the Sellers in an amount equal to such insurance proceeds actually received by Encore (after giving effect to any applicable deductibles), less all reasonable out-of-pocket costs incurred by Encore in obtaining such insurance proceeds, but in no event in an amount greater than the Losses paid to the Encore Indemnitee by the Sellers.

7.10 Exclusive Remedy. Except for claims for specific performance of the terms of this Agreement or claims based upon fraud, the indemnification provisions set forth in this Article 7 will be the sole and exclusive remedy of the Indemnified Parties with respect to any and all claims from and after the Effective Time relating to the subject matter of this Agreement.

ARTICLE 8

TAX MATTERS

8.1 Income Tax Treatment of the Purchase Transaction. In accordance with Situation 2 of Rev. Rul. 99-6, 1999-1 C.B. 432, the Parties agree to treat the purchase of the Purchased Securities from the Sellers by Encore for U.S. federal income Tax purposes (and for all applicable foreign, state and local income Tax purposes to the extent permitted thereunder) in the following manner: (a) with respect to the Sellers, as if the Sellers sold their respective partnership interests in each of Propel, BNC, RPV and RPH to Encore and (b) with respect to Encore, as if each Acquired Company distributed all of its assets (subject to its liabilities) to the Sellers in liquidation of their respective partnership interests in the Acquired Companies, immediately followed by the purchase by Encore from each Seller of the undivided interests in the assets of each Acquired Company deemed distributed to such Seller (subject to such Seller’s share of each such Acquired Company’s liabilities).

8.2 Preparation of Tax Returns.

(a) In General. Except as otherwise provided in Section 8.2(b), and with respect to each Tax Return covering either (i) a Tax period or year commencing at or before and ending after the Effective Time (each, a “Straddle Period”) or (ii) a Tax period ending at or before the Effective Time or a portion of any Straddle Period that ends at and includes the Effective Time (each, a “Pre-Closing Tax Period”) that, in any such case, is required to be filed for, by, on behalf of or with respect to any Acquired Company after the Effective Time, Encore (A) shall prepare or cause to be prepared each such Tax Return and (B) shall determine the portion of the Taxes shown as due on such Tax Return that is allocable to a Pre-Closing Tax Period and the portion of the Taxes shown as due on such Tax Return that is allocable to the Tax period (or portion thereof) beginning after the Effective Time (each, a “Post-Closing Tax Period”), which determination shall be set forth in a statement (“Statement”) prepared by Encore. Encore shall deliver a copy of such Tax Return and the Statement related thereto (including related work papers) to the Seller Representative for its review and approval (such approval not to be unreasonably withheld, conditioned or delayed) sufficiently in advance of the due date (including any extensions thereof) for filing such Tax Return to provide the Seller Representative with a meaningful opportunity to analyze and comment on such Tax Return and have such Tax Return modified before the filing of such Tax Return. Notwithstanding the foregoing, the form and substance of such Tax Return will be determined in the sole discretion of Encore. With respect to each Tax Return described in this Section 8.2(a) and in Section 8.2(b), Encore and each Seller, as applicable, will join in the execution and filing of such Tax Return and other documentation as required by applicable Law.

(b) Pre-Closing Income Tax Returns. Notwithstanding the foregoing provisions of Section 8.2(a), the Seller Representative shall cause to be timely prepared in a manner consistent with past practice, applicable Law and this Agreement all Tax Returns for income Taxes with respect to the Acquired Companies for all taxable periods ending at or before the Effective Time that are due after the Effective Time, including for those jurisdictions and Taxing Authorities that permit or require a short period Tax Return for income Taxes for the period ending at and including the Effective Time (including an IRS Form 1065, U.S. Return of Partnership Income, for each of Propel, BNC, RPV and RPH covering the taxable period beginning on January 1, 2012, and ending at and including the Effective Time. The Sellers shall bear the costs of the preparation of all such Tax Returns. The Seller Representative shall provide Encore with copies of completed drafts of each such Tax Return at least forty-five (45) days prior to the due date (including extensions) for filing thereof, along with supporting workpapers, for Encore’s review and approval. Within twenty-five (25) days of such delivery, Encore shall deliver to the Seller Representative a written statement describing any objections to such Tax Return. If the Seller Representative and Encore are unable to resolve any such objection within the twenty (20) day period after the delivery of such objections, such Tax Return shall be filed as prepared by the Seller Representative, as adjusted to the extent necessary to reflect the resolution of any such objections mutually agreed to by the Seller Representative and Encore, and any remaining objections shall be submitted to the Independent Accounting Firm for resolution in accordance with the procedures set forth in Section 2.4(d) and, if necessary to reflect such resolution, the Parties shall cause such Tax Return to be amended and filed with the appropriate Taxing Authority.

8.3 Straddle Period Allocation. Except as otherwise provided in the next sentence, in the case of any Straddle Period, the amount of any Taxes allocable to the Pre-Closing Tax Period portion of such Straddle Period shall be determined based on an interim closing of the books as of the close of business at the Effective Time. In the case of any liability for any real or personal property Taxes attributable to a Straddle Period, the total amount of such Taxes allocable to the Pre-Closing Tax Period of such Straddle Period shall be the product of (a) such Tax for the entirety of such Straddle Period, multiplied by (b) a fraction, the numerator of which is the number of days for such Straddle Period included in the Pre-Closing Tax Period and the denominator of which is the total number of days in such Straddle Period, and the balance of such Taxes shall be allocable to the Post-Closing Tax Period.

8.4 Transfer Taxes. All documentary, sales, use, registration and other transfer Taxes (including all applicable real estate transfer or securities transfer Taxes) and fees incurred in connection with the Purchase Transaction or this Agreement shall be paid by the Sellers.

8.5 Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns, and in connection with any audit or Proceeding, including making employees available on a mutually convenient basis in connection therewith. Upon request by Encore, the Sellers shall deliver to Encore originals or copies of all books and records within the Sellers’ control with respect to Tax matters pertinent to the Acquired Companies relating to any Pre-Closing Tax Period. The Parties agree to use their reasonable best efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any Party as a result of the consummation of the transactions contemplated by this Agreement.

8.6 Conflict. In the event of a conflict between the provisions of this Article 8 and any other provision of this Agreement, the provisions of this Article 8 shall control.

8.7 Survival; Exclusivity. Notwithstanding any provision of this Agreement to the contrary, each Party’s representations, warranties, covenants, agreements, rights and obligations with respect to any Tax or Tax matter covered by this Agreement shall survive the Closing and shall not terminate until thirty (30) days after the expiration of all statutes of limitations (including any and all extensions thereof) applicable to such Tax (or the assessment thereof) or Tax matter.

8.8 Tax Treatment of Indemnity Payments. The Parties agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.

8.9 Termination of Tax Sharing Agreements. The Sellers shall cause any and all Tax sharing or allocation agreements, intercompany agreements or other agreements or arrangements between or among one or more of the Acquired Companies and any one or more other Persons relating to any Tax matters to be terminated with respect to each of the Acquired Companies as of the Effective Time, and from and after the Effective Time, the Acquired Companies shall not be bound thereby or have any liability thereunder for any taxable period (whether past, current or future taxable periods).

ARTICLE 9

SELLER REPRESENTATIVE

9.1 Appointment and Powers. Each of the Sellers hereby appoints Steven L. Cummings as such Seller’s attorney-in-fact (in such capacity, the “Seller Representative”), with full power and authority, including power of substitution, acting in the name of and for and on behalf of such Seller to:

(a) calculate the Estimated Purchase Price, verify the Reconciled Purchase Price and resolve any disputes with Encore pursuant to Section 2.4(d) with respect thereto;

(b) pursue, defend and settle any indemnification claims, whether made by or against the Sellers, pursuant to Article 7, and to do all other things and to take all other actions after the Closing that the Seller Representative may consider necessary or appropriate to resolve any such indemnification claims;

(c) authorize the Escrow Agent to release all or any portion of the Holdback to Encore Indemnitees in satisfaction of (i) any post-Closing adjustment to the Purchase Price pursuant to Section 2.4(e) or (ii) any indemnification claims made by such Encore Indemnitees;

(d) establish a bank account in the name of the Seller Representative (as representative of the Sellers), at such bank as may be designated by the Seller Representative, and to receive and disburse from such account any payments of Purchase Price to which the Sellers may be entitled pursuant to this Agreement, including (i) the Estimated Closing Purchase Price and (ii) any release of Holdback (or any portion thereof) to the Seller Representative (for the benefit of the Sellers) pursuant to the Escrow Agreement;

(e) resolve any other dispute with Encore over any aspect of this Agreement, including demanding and/or participating in arbitration proceedings with respect to such disputes and complying with any Orders issued in connection therewith;

(f) give and receive notices and communications that are required to be given, or that may be given, pursuant to this Agreement;

(g) negotiate, agree to and enter into any agreement (including settlements and releases), on behalf of the Sellers, to effectuate any of the foregoing, which agreements shall have the effect of binding such Sellers as if such Sellers had personally entered into such agreements; and

(h) do all other things and take all other actions under or related to this Agreement that the Seller Representative may consider necessary or appropriate in the judgment of the Seller Representative to accomplish the foregoing or for the accomplishment of any other action required by the terms of this Agreement (including actions related to Taxes and Tax matters provided for in Section 2.5 and Article 8) and to otherwise effectuate the transactions contemplated by this Agreement.

This appointment and power of attorney shall be deemed coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity or liquidation or dissolution of any Seller or the occurrence of any other event or events, and the Seller Representative may not terminate this power of attorney with respect to any Seller or such Seller’s successors or assigns without the consent of Encore. No bond shall be required of the Seller Representative, and the Seller Representative shall receive no compensation for its services pursuant to this Agreement. Notices or communications to or from the Seller Representative shall constitute notice to or from each Seller.

9.2 Reliance. The Seller Representative may rely on and shall be protected in relying on or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Seller Representative shall not be liable for other parties’ forgeries, fraud or false representations.

9.3 Professionals; Limitation of Liability. The Seller Representative shall be authorized to engage, and to rely upon the advice and opinions of, legal counsel, accountants or other administrative or professional advisors as the Seller Representative may deem advisable to carry out its duties under this Agreement. The Seller Representative shall not be liable for any act done or omitted hereunder as the Seller Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel, accountants or other administrative or professional advisors shall be conclusive evidence of such good faith. Each Seller agrees to hold the Seller Representative harmless from any loss, damage, liability or expense (including fees and disbursements of legal counsel, accountants and other professional advisors) that such Seller may sustain as a result of any action taken in good faith by the Seller Representative in connection with the administration of its duties under this Agreement or in connection with any dispute arising between the Sellers and Encore under this Agreement.

9.4 Reimbursement of Expenses; Indemnity for Losses. Each Seller hereby agrees to reimburse the Seller Representative for such Seller’s pro-rata share (based on the Sellers’ relative Percentage Interests) of any out-of-pocket administrative fees, costs and expenses (including fees and disbursements of legal counsel, accountants and other professional advisors) reasonably incurred by the Seller Representative in connection with the administration of its duties under this Agreement. Each Seller also hereby agrees to indemnify and hold harmless the Seller Representative from and against such Seller’s pro-rata share (based on the Sellers’ relative Percentage Interests) of any other loss, damage, liability or expense (including fees and disbursements of legal counsel, accountants and other professional advisors) that the Seller Representative may sustain as a result of any action taken by the Seller Representative without gross negligence, willful misconduct or bad faith in connection with the administration of its duties under this Agreement or in connection with any dispute arising between the Sellers and Encore under this Agreement.

ARTICLE 10

MISCELLANEOUS

10.1 Public Disclosure. Encore shall have editorial and timing control over the issuance of any press release or other public statement (including any announcement to employees of the Acquired Companies) regarding the terms of this Agreement and the Purchase Transaction, provided that Encore will provide the Seller Representative with a copy of any proposed disclosure of the material terms of this Agreement, and a reasonable opportunity to comment on such disclosure, prior to the issuance of such disclosure to the public.

10.2 No Third-Party Beneficiaries. This Agreement (other than Article 7 to the extent it confers rights upon the Encore Indemnitees and Seller Indemnitees) shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral (including that certain letter agreement, dated February 28, 2012, by and among Encore Capital Group, Inc., Propel, BNC and RPV), that may have related in any way to the subject matter hereof.

10.4 Succession and Assignment. This Agreement and all of the provisions hereof shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations of any Party under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of each other Party, and any such assignment without such prior written consent shall be null and void; provided, however, that Encore may, without the consent of any other Party, assign this Agreement to any wholly owned subsidiary of Encore, provided that such assignee assumes the obligations of Encore hereunder and that Encore remains liable for its obligations hereunder.

10.5 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered, if personally delivered, (b) when receipt is confirmed by non-electronic means, if faxed (with hard copy to follow via first class mail, postage prepaid, or overnight courier), or (c) on the next Business Day after deposit with a reputable overnight courier, in each case addressed to the intended recipient as set forth below:

If to Encore:

Propel Acquisition LLC

c/o Encore Capital Group, Inc.

3111 Camino Del Rio North, Suite 1300

San Diego, California 92108

Attention: Chief Financial Officer

Telephone: (858) 309-6904

Facsimile: (858) 309-6977

With a copy to (which shall not constitute notice):

Encore Capital Group, Inc.

3111 Camino Del Rio North, Suite 1300

San Diego, California 92108

Attention: Director, Legal Affairs and Contracts

Telephone: (858) 560-3586

Facsimile: (858) 309-6998

and

Fulbright & Jaworski L.L.P.

300 Convent Street, Suite 2100

San Antonio, Texas 78205-3792

Attention: Daryl L. Lansdale, Jr.

Telephone: (210) 224-5575

Facsimile: (210) 270-7205

If to any Seller:

Steven L. Cummings, as Seller Representative

755 E. Mulberry, Suite 600

San Antonio, Texas 78212

Telephone: (210) 821-6523

Facsimile: (210) 821-5860

With a copy to (which shall not constitute notice):

Kreager Law Firm

7373 Broadway, Suite 500

San Antonio, Texas 78209

Attention: Mike Kreager

Telephone: (210) 829-7722

Facsimile: (210) 821-6672

10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

10.8 WAIVER OF JURY TRIAL.

(a) WAIVER. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) CERTIFICATION. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION.

10.9 Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

10.11 Expenses. Each Party will bear its own expenses (including fees and disbursements of legal counsel, accountants, financial advisors and other professional advisors) incurred in connection with the preparation, negotiation, execution, delivery and performance of this Agreement (and each of the other agreements and instruments contemplated by or executed in connection with this Agreement) and the consummation of the transactions contemplated by this Agreement.

10.12 Construction. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement.

The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

10.13 Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.14 Number and Gender. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form.

10.15 Remedies. Each of the Parties acknowledges and agrees that each other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that each other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

10.16 Offset Permitted. Encore shall have the right to set off against any of its obligations (or the obligations of any of its Affiliates) to make payment to any Seller, under this Agreement or otherwise, any amount owed to Encore (or to any of its Affiliates) by such Seller (or by any of its Affiliates) under this Agreement or otherwise.

10.17 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any person or entity, or that such person or entity is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such person or entity.

10.18 Including. As used in this Agreement, the word “including” shall be deemed to mean “including, without limitation” and, unless otherwise expressly provided, shall not limit the words or terms preceding such word.

10.19 Non-Business Days. If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such day. Any reference in this Agreement to a number of days other than Business Days shall be deemed to be reference to such number of calendar days.

10.20 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile, photo or electronic signature and such facsimile, photo or electronic signature shall constitute an original for all purposes.

*    *    *    *    *

{Remainder of Page Intentionally Left Blank;

Signature Pages to Follow}

IN WITNESS WHEREOF, the Parties hereto have executed this Securities Purchase Agreement as of the date first above written.

ENCORE:

PROPEL ACQUISITION LLC, a Delaware limited liability company

By:	/s/ J. Brandon Black
Name:	J. Brandon Black
Title:	President and Chief Executive Officer

THE SELLERS:

MCCOMBS FAMILY PARTNERS, LTD., a Texas limited partnership

By:	McCombs Family Partners GP, L.L.C., its general partner

	By:	/s/ Steven L. Cummings
	Name:	Steven L. Cummings
	Title:	Secretary

JHBC HOLDINGS, LLC, a Texas limited liability company

By:	/s/ John P. “Jack” Nelson
Name:	John P. “Jack” Nelson
Title:	Sole Member

TEXAS TAX LOANS, LLC, a Texas limited liability company d/b/a Rio Tax Loans

By:	/s/ James W. Wingate
Name:	James W. Wingate
Title:	Manager

{Signature Page to Securities Purchase Agreement}

PARENT GUARANTEE

Encore Capital Group, Inc., a Delaware corporation (the “Guarantor”), hereby irrevocably and unconditionally guarantees to each of McCombs Family Partners, Ltd., a Texas limited partnership, JHBC Holdings, LLC, a Texas limited liability company, and Texas Tax Loans, LLC, a Texas limited liability company doing business as Rio Tax Loans (collectively, the “Beneficiaries”), the full payment and the punctual and faithful performance and observance of the representations, warranties, covenants, liabilities and obligations of Propel Acquisition LLC, a Delaware limited liability company and wholly owned subsidiary of the Guarantor (“Encore”), set forth in or arising under that certain Securities Purchase Agreement, dated as of May 8, 2012 (the “Purchase Agreement”), by and among Encore and the Beneficiaries (such representations, warranties, covenants, liabilities and obligations of Encore, collectively, the “Guaranteed Obligations”). This Parent Guarantee is expressly limited to the Guaranteed Obligations.

This Parent Guarantee shall become effective upon the execution hereof by the Guarantor and shall continue in full force and effect until the Guaranteed Obligations have been completely and indefeasibly paid and performed. This Parent Guarantee is a primary obligation of the Guarantor and is an absolute and unconditional guarantee of payment and performance that shall remain in full force and effect without respect to future changes in conditions. Each of the Beneficiaries shall have direct recourse against the Guarantor with respect to the Guaranteed Obligations. The obligations of the Guarantor hereunder are independent of the obligations of Encore, and the Guarantor agrees that a separate action may be brought against the Guarantor in respect of the Guaranteed Obligations. The Guarantor’s liability hereunder shall be immediate and shall not be contingent upon the exercise or enforcement by any of the Beneficiaries of whatever remedies they may have against Encore under the Purchase Agreement. The Guarantor waives any defense arising by reason of any insolvency, dissolution or lack of power and authority of Encore.

This Parent Guarantee will be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. This Parent Guarantee constitutes the entire agreement among the Guarantor and the Beneficiaries and supersedes any prior understandings, agreements, or representations by or among the Guarantor and the Beneficiaries, written or oral (including that certain letter agreement, dated February 28, 2012, by and among the Guarantor, Propel Financial Services, LLC, BNC Retax, LLC and RioProp Ventures, LLC), that may have related in any way to the subject matter hereof. No amendment or waiver of any provision of this Parent Guarantee will be valid unless it is in writing and signed by the Guarantor and each Beneficiary.

GUARANTOR:

ENCORE CAPITAL GROUP, INC., a Delaware corporation

By:	/s/ J. Brandon Black
Name:	J. Brandon Black
Title:	President and Chief Executive Officer

{Guarantor’s Signature Page to Securities Purchase Agreement}

SCHEDULE I

OWNERSHIP OF PURCHASED SECURITIES;

PERCENTAGE INTEREST

Table 1: Ownership of Purchased Securities

Seller	Propel Units	BNC Units	RPV Interest	RPH Interest
McCombs Family Partners, Ltd.	9,001	9,001	n/a	n/a
JHBC Holdings, LLC	999	999	n/a	n/a
Texas Tax Loans, LLC	0	0	50%	50%

TOTAL FOR ALL SELLERS	10,000	10,000	50%	50%

Table 2: Percentage Interest

Seller	Percentage Interest
McCombs Family Partners, Ltd.	76.98%
JHBC Holdings, LLC	8.54%
Texas Tax Loans, LLC	14.47%

TOTAL FOR ALL SELLERS	100.0%

{Schedule to Securities Purchase Agreement}

SCHEDULE II

NET NON-CASH WORKING CAPITAL

{Schedule to Securities Purchase Agreement}

SCHEDULE III

SPECIFIED INDEBTEDNESS

{Schedule to Securities Purchase Agreement}

SCHEDULE IV

RELATED PARTY COMPANY CONTRACTS

NOT TERMINATED AT CLOSING

{Schedule to Securities Purchase Agreement}

SCHEDULE V

ESTIMATED STATEMENT

{Schedule to Securities Purchase Agreement}

Exhibit A

Form of Escrow Agreement

{Exhibit Cover Page to Securities Purchase Agreement}

Exhibit B

Form of Assignment of Limited Liability Company Interests

{Exhibit Cover Page to Securities Purchase Agreement}

Exhibit C

Form of Seller Non-Competition Agreement

{Exhibit Cover Page to Securities Purchase Agreement}

Exhibit D-1

Form of Severance Letter

{Exhibit Cover Page to Securities Purchase Agreement}

Exhibit D-2

Form of Employee Confidentiality Agreement

{Exhibit Cover Page to Securities Purchase Agreement}

Exhibit E-1

Form of Contractor Agreement

{Exhibit Cover Page to Securities Purchase Agreement}

Exhibit E-2

Form of Contractor Confidentiality Agreement

{Exhibit Cover Page to Securities Purchase Agreement}

Exhibit F

Form of Transition Services Agreement

{Exhibit Cover Page to Securities Purchase Agreement}

Exhibit G

Form of Release

(Managers and Officers)

{Exhibit Cover Page to Securities Purchase Agreement}

Exhibit H

Form of Release

(ReTax Funding, LP)

{Exhibit Cover Page to Securities Purchase Agreement}

Exhibit I

Form of Lease Amendment

{Exhibit Cover Page to Securities Purchase Agreement}